                                                                  EXECUTION COPY

================================================================================




                               PURCHASE AGREEMENT


                                  by and among

                                 ATTENTION, LLC,

                         THE HOLDERS OF THE INTERESTS OF
                                 ATTENTION, LLC,

                           THE SELLERS' REPRESENTATIVE

                                       and

                                WEST CORPORATION




                            Dated as of July 23, 2002

================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                                Page
                                                                                ----
SECTION 1.  DEFINITIONS.........................................................   1

SECTION 2.  PURCHASE AND SALE OF INTERESTS......................................   9

     SECTION 2.1.   Closing Date Transactions...................................   9
     SECTION 2.2.   Additional Purchase Price Payments..........................  10
     SECTION 2.3.   Sellers' Representative.....................................  13

SECTION 3.  ADJUSTMENT TO PURCHASE PRICE........................................  14

     SECTION 3.1.   Closing Date Adjustments....................................  14
     SECTION 3.2.   Post-Closing Determination..................................  14
     SECTION 3.3.   Post-Closing Adjustment.....................................  15

SECTION 4.  CLOSING.............................................................  15

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
            AND THE SELLERS.....................................................  16

     SECTION 5.1.   Organization................................................  16
     SECTION 5.2.   Qualification to Do Business................................  16
     SECTION 5.3.   Authorization and Validity of Agreement; No Conflict or
                    Violation...................................................  16
     SECTION 5.4.   Consents and Approvals......................................  16
     SECTION 5.5.   Membership Interests........................................  17
     SECTION 5.6.   Subsidiaries and Equity Investments.........................  17
     SECTION 5.7.   Financial Statements........................................  17
     SECTION 5.8.   Absence of Certain Changes or Events........................  18
     SECTION 5.9.   Tax Matters.................................................  19
     SECTION 5.10.  Absence of Undisclosed Liabilities..........................  20
     SECTION 5.11.  Leases......................................................  20
     SECTION 5.12.  Assets of the Company.......................................  21
     SECTION 5.13.  Intellectual Property.......................................  21
     SECTION 5.14.  Software....................................................  22
     SECTION 5.15.  Licenses and Permits........................................  23
     SECTION 5.16.  Compliance with Law.........................................  23
     SECTION 5.17.  Litigation..................................................  23
     SECTION 5.18.  Contracts...................................................  24
     SECTION 5.19.  Employee Plans..............................................  25
     SECTION 5.20.  Insurance...................................................  26
     SECTION 5.21.  Transactions with Sellers and Affiliates....................  26
     SECTION 5.22.  Change in Ownership.........................................  27
     SECTION 5.23.  Labor Matters...............................................  27
     SECTION 5.24.  Environmental Matters.......................................  27
     SECTION 5.25.  Customers...................................................  28
     SECTION 5.26.  No Brokers..................................................  28

     SECTION 5.27.  Illegal or Unauthorized Payments; Political Contributions... 28
     SECTION 5.28.  Trust or Custodial Accounts................................. 29
     SECTION 5.29.  Annual Operating Plan....................................... 29
     SECTION 5.30.  Accuracy of Information..................................... 29

SECTION 6.   ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS........... 29

     SECTION 6.1.   Title to Interests.......................................... 29
     SECTION 6.2.   Authorization and Validity of Agreements.................... 29
     SECTION 6.3.   No Conflict or Violation.................................... 30

SECTION 7.   REPRESENTATIONS AND WARRANTIES OF THE BUYER........................ 30

     SECTION 7.1.   Corporate Organization...................................... 30
     SECTION 7.2.   Qualification to Do Business................................ 30
     SECTION 7.3.   Authorization and Validity of Agreement..................... 30
     SECTION 7.4.   No Conflict or Violation.................................... 30
     SECTION 7.5.   Consents and Approvals...................................... 31
     SECTION 7.6.   SEC Reports................................................. 31
     SECTION 7.7.   Financial Ability........................................... 31
     SECTION 7.8.   No Brokers.................................................. 31
     SECTION 7.9.   Accuracy of Information..................................... 31

SECTION 8.   COVENANTS OF THE COMPANY AND THE SELLERS........................... 32

     SECTION 8.1.   Conduct of Business Before the Closing Date................. 32
     SECTION 8.2.   Consents and Approvals...................................... 34
     SECTION 8.3.   Access to Properties and Records............................ 35
     SECTION 8.4.   Negotiations................................................ 35
     SECTION 8.5.   Reasonable Best Efforts..................................... 35
     SECTION 8.6.   Notice of Breach............................................ 35
     SECTION 8.7.   Disclosure Schedules........................................ 36

SECTION 9.   ADDITIONAL COVENANTS OF THE SELLERS................................ 36

     SECTION 9.1.   Restrictive Covenants....................................... 36
     SECTION 9.2.   "Key Man" Life Insurance.................................... 38

SECTION 10.  COVENANTS OF THE BUYER............................................. 38

     SECTION 10.1.  Actions Before Effective Date............................... 38
     SECTION 10.2.  Consents and Approvals...................................... 38
     SECTION 10.3.  Concurrent Acquisitions..................................... 38
     SECTION 10.4.  Access to Properties and Records............................ 39
     SECTION 10.5.  Reasonable Best Efforts..................................... 39
     SECTION 10.6.  Notice of Breach............................................ 39
     SECTION 10.7.  Release of Guaranties....................................... 39
     SECTION 10.8.  Directors' and Officers' Insurance.......................... 39
     SECTION 10.9.  Disclosure Schedules........................................ 39

SECTION 11.  TAXES.............................................................. 40

     SECTION 11.1.  Tax Covenants......................................................       40
     SECTION 11.2.  Purchase Price Allocation..........................................       40
     SECTION 11.3.  Cooperation........................................................       40
     SECTION 11.4.  Transfer Taxes.....................................................       40

SECTION 12.  MANAGEMENT AND MANAGEMENT INCENTIVE PLANS.................................       41

     SECTION 12.1.  Management of the Company..........................................       41
     SECTION 12.2.  Reports............................................................       41
     SECTION 12.3.  Key Employee and Management Profit-Sharing Bonus Program...........       41
     SECTION 12.4.  Management Ownership Incentive Program.............................       42
     SECTION 12.5.  Annual Incentive Compensation......................................       42
     SECTION 12.6.  Long-Term Incentive Compensation...................................       43

SECTION 13.  INDEMNIFICATION...........................................................       43

     SECTION 13.1.  Survival...........................................................       43
     SECTION 13.2.  Indemnification by the Sellers.....................................       43
     SECTION 13.3.  Indemnification by the Buyer.......................................       46
     SECTION 13.4.  Procedures for Indemnification.....................................       47
     SECTION 13.5.  Exclusive Remedy...................................................       47

SECTION 14.  CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY AND THE SELLERS........       47

     SECTION 14.1.  Representations and Warranties of the Buyer........................       47
     SECTION 14.2.  Performance of the Obligations of the Buyer........................       48
     SECTION 14.3.  Consents and Approvals.............................................       48
     SECTION 14.4.  HSR Act............................................................       48
     SECTION 14.5.  No Violation of Orders.............................................       48
     SECTION 14.6.  No Material Adverse Change.........................................       48
     SECTION 14.7.  Employment Agreements..............................................       48
     SECTION 14.8.  Opinion of Counsel.................................................       48
     SECTION 14.9.  Other Closing Documents............................................       48
     SECTION 14.10. Legal Matters......................................................       49

SECTION 15.  CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER..........................       49

     SECTION 15.1.  Representations and Warranties of the Company and the Sellers......       49
     SECTION 15.2.  Performance of the Obligations of the Company and the Sellers......       49
     SECTION 15.3.  Consents and Approvals.............................................       49
     SECTION 15.4.  Interests..........................................................       49
     SECTION 15.5.  HSR Act............................................................       49
     SECTION 15.6.  No Violation of Orders.............................................       49
     SECTION 15.7.  No Material Adverse Change.........................................       50
     SECTION 15.8.  Opinion of Counsel.................................................       50
     SECTION 15.9.  Releases of Sellers and Officers; Resignations.....................       50

     SECTION 15.10. Other Closing Documents................................  50
     SECTION 15.11. Legal Matters..........................................  50
     SECTION 15.12. Dissolution of Attention II............................  50
     SECTION 15.13. Consulting Agreement...................................  50
     SECTION 15.14. Clearance Certificates.................................  51
     SECTION 15.15. Employment Agreements..................................  51

SECTION 16.  TERMINATION...................................................  51

     SECTION 16.1.  Conditions of Termination..............................  51
     SECTION 16.2.  Effect of Termination..................................  51
     SECTION 16.3.  Willful Breach.........................................  52

SECTION 17.  SELLERS' REPRESENTATIVE.......................................  52

     SECTION 17.1.  Appointment; Acceptance................................  52
     SECTION 17.2.  Authority..............................................  52
     SECTION 17.3.  Actions................................................  53
     SECTION 17.4.  Effectiveness..........................................  53
     SECTION 17.5.  Indemnification; Fees and Expenses.....................  53
     SECTION 17.6.  Successor..............................................  54
     SECTION 17.7.  Survival of Authorizations.............................  54

SECTION 18.  MISCELLANEOUS.................................................  54

     SECTION 18.1.  Successors and Assigns.................................  54
     SECTION 18.2.  Governing Law, Jurisdiction............................  54
     SECTION 18.3.  Expenses...............................................  54
     SECTION 18.4.  Severability...........................................  55
     SECTION 18.5.  Notices................................................  55
     SECTION 18.6.  Amendments; Waivers....................................  56
     SECTION 18.7.  Public Announcements...................................  56
     SECTION 18.8.  Entire Agreement.......................................  56
     SECTION 18.9.  Parties in Interest....................................  56
     SECTION 18.10. Section and Paragraph Headings.........................  57
     SECTION 18.11. Counterparts...........................................  57
     SECTION 18.12. Knowledge..............................................  57
     SECTION 18.13. Arbitration............................................  57

                               INDEX TO SCHEDULES

1                   Sellers
1.1                 Working Capital
2.2(b)              EBIT Multiple
3.1                 GAAP Exceptions
5.2                 Foreign Qualifications
5.3                 Conflicts or Violations
5.4                 Consents and Approvals
5.5                 Sellers and Seller Percentages
5.6                 Subsidiaries and Equity Investments
5.7                 Financial Statements
5.8(a) & (b)        Certain Changes or Events
5.9                 Tax Matters
5.10                Undisclosed Liabilities and Long-Term Debt
5.11(a), (b) & (c)  Leases
5.12(a) & (b)       Assets
5.13(a) & (b)       Exceptions to Intellectual Property
5.13(c)             Listed Intellectual Property
5.13(d)             Intellectual Property Agreements
5.14                Software
5.15                Licenses and Permits
5.16                Compliance with Law
5.17                Litigation
5.18                Contracts
5.19                Employee Plans
5.20                Insurance
5.21                Transactions with Sellers and Affiliates
5.23(a)             Employment and Consulting Agreements
5.23(b)             Compliance with Labor Laws
5.25                Customers
5.29                Annual Operating Plan
6.1                 Title to Interests
8.1(a)              Conduct of Business Before the Closing Date
8.1(c)              Client Obligation
10.7                Release of Guaranties
11.2                Purchase Price Allocation
12.5                Annual Incentive Compensation
13.2(c)             Losses not Subject to Deductible
15.9                Employees

                                INDEX TO EXHIBITS

A        Form of Written Assignment
B        Form of Amended and Restated Employment Agreement
C        Form of Opinion of Counsel to the Buyer
D        Form of Opinion of Counsel to the Company and the Sellers
E        Form of Release
F        Form of Letter of Resignation

                               PURCHASE AGREEMENT

          PURCHASE AGREEMENT, dated as of July 23, 2002, by and among Attention, LLC, a Georgia limited liability company (the "Company"), the owners of all of the issued and outstanding membership interests of the Company specifically set forth on Schedule 1 hereto (collectively, the "Sellers"), the Sellers' Representative (as such term is defined in Section 17.1) and West Corporation, a Delaware corporation (the "Buyer").

                              W I T N E S S E T H:

          WHEREAS, the Sellers own all of the issued and outstanding membership interests of the Company (the "Interests"); and

          WHEREAS, the Buyer desires to purchase the Interests from the Sellers, and the Sellers desire to sell the Interests to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

          SECTION 1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

          "Action" -- See Section 5.17;

          "Actual Working Capital Deficiency" -- See Section 3.3(a);

          "Actual Working Capital Surplus" -- See Section 3.3(b);

          "Additional Purchase Price Payment" -- See Section 2.2(a);

          "Additional Purchase Price Payment Period" -- See Section 2.2(a);

          "Affiliate" shall mean, with respect to a Person, any Person, directly or indirectly, controlling, controlled by or under common control with the Person specified;

          "Assignment" -- See Section 2.3(a);

          "Attention II" shall mean Attention II, Inc., a Georgia corporation and a wholly owned subsidiary of the Company;

          "Board" -- See Section 7.3;

          "Bonus Program" -- See Section 12.3;

          "Broker" shall mean Kaulkin, Ginsberg Company;

          "Business Day" shall mean a day other than a Saturday, Sunday or other day which is not an authorized national holiday in the United States;

                  "Buyer" -- See Preamble hereto;

                  "Buyer Indemnitees" -- See Section 13.2;

                  "Capital Charges" shall mean as of any date of determination with respect to the Company, the sum of (a) the total cash and non-cash cost of any (i) acquisition made after the Closing Date by or for the benefit of the Company or any of its Affiliates (so long as such Affiliate is engaged in substantially the same line of business as the Company, such acquired entities or assets are managed by or under the direction of Richards as provided for in
Section 12.1, and the operations of such acquired entities or assets are included in the calculation of the Company's EBIT as provided for in this Agreement), or (ii) any investment made after the Closing Date by or for the benefit of the Company or any such Affiliate outside of the ordinary course of business consistent with past practice (so long as such Affiliate is engaged in substantially the same line of business as the Company, such investment is managed by or under the direction of Richards as provided for in Section 12.1, and the operations related to such investment are included in the calculation of the Company's EBIT as provided for in this Agreement), in each case of clauses
(i) and (ii) above after the date hereof (including, without limitation, cash payment, assumption of debt, the fair market value of any non-cash consideration, fees (investment banking, brokerage, accounting, consulting, legal, auditing and the like), and expenses) plus (b) an annual charge of 5.5% of any such capital used on such acquisition or any such investment from the date of such acquisition or investment, as the case may be, through the date of determination. Following the Closing Date, not later than 30 days following the date on which a transaction made by or for the benefit of the Company or any of its Affiliates and which is expected to be reflected in Capital Charges is consummated, the Buyer shall provide the Sellers' Representative with a schedule of the Capital Charges incurred as a result of such transaction;

                  "Cash Balance" -- See Section 2.2(f);

                  "Cause" shall be deemed to exist if (i) the Company's (or any of its successors') board of directors or similar governing body, in good faith, determines that an Eligible Seller has engaged, during the performance of his or her duties hereunder, in acts or omissions constituting dishonesty, fraud, willful misconduct or gross negligence relating to the business of the Company (or any of its successors) or such Eligible Seller's duties under his or her employment agreement, or any other conduct which materially and adversely affects the business or reputation of the Company (or any of its successors), or
(ii) the Eligible Seller is convicted of a felony or any crime involving moral turpitude;

                  "Change of Control Event" shall mean the occurrence of the events in paragraph (i) and either paragraph (ii) or (iii) below:

                  (i) (A) any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), after the date hereof, becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions of shares of the Buyer's or the Company's or any of the Company's parents (or any of their successors) capital stock entitling such Person to exercise in excess of 50% of the total voting power of all shares of the Buyer's or the Company's or any of the Company's parents (or any of their successors) capital stock entitled to vote generally in the election of directors; or (B) the Buyer or the Company or any of the Company's parents (or any of their successors) consolidates with, or the Buyer or the Company or any of the Company's parents (or any of their successors) merges into, any other Person, any other Person merges into the Buyer or the Company or any of the Company's parents (or any of their successors) or the Buyer or the Company or any of the Company's parents (or any of their successors) sells or transfers its assets, as an entirety or substantially as an entirety, to another Person (other than (x) any such transaction pursuant to which the holders of the such relevant entity's common stock, immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors and (y) any merger which does not result in any reclassification, conversion, exchange or cancellation of the outstanding shares of such relevant entity's common stock or in which the Buyer participates solely to change the jurisdiction of its incorporation and results in a reclassification, conversion or exchange of outstanding shares of such relevant entity's common stock solely into shares of stock carrying substantially the same relative rights as such common stock); and

                     (ii) a majority of the voting seats (other than vacant seats) on the board of directors or similar governing body, as applicable, of the Buyer or the Company or any of the Company's parents (or any of their successors) shall, at the time of the consummation of the transaction contemplated in paragraph (i) above, be occupied by Persons who were neither nominated by a majority of the board of directors of such relevant entity nor appointed by directors so nominated; or

                     (iii) at least three out of the top five of the executive officers of the Buyer or the Company or any of the Company's parents (or any of their successors), in office prior to the date of the consummation of the transaction contemplated in paragraph (i) above, should no longer be in such office.

                     For the purposes of the foregoing, the term "beneficial owner" will be determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended;

                     "Client Obligation" -- See Section 8.1(c);

                     "Closing" -- See Section 4;

                     "Closing Balance Sheet" -- See Section 3.2;

                     "Closing Balance Sheet Report" -- See Section 3.2;

                     "Closing Date" -- See Section 4;

                     "Closing Date Purchase Price" -- See Section 2.1(a);

                     "Code" shall mean the Internal Revenue Code of 1986, as amended;

          "Company" -- See preamble hereto, it being understood that such term shall include any Person surviving to a merger of the Company with such Person;

          "Contract" -- See Section 5.18(c);

          "Controlled Group" -- See Section 5.19(d);

          "Detrick" shall mean Mr. Mark V. Detrick, Chief Financial Officer of the Company;

          "Disability" shall mean any physical or mental disability or illness, as a result of which an Eligible Seller is unable to perform the essential functions of his or her position with the Company for a period of 120 days (whether consecutive or not) during any 360-day period;

          "EBIT" shall mean Earnings before Interest and Taxes (each such initially capitalized term having the definition attributed thereto by GAAP); provided, however, that the following shall be excluded from EBIT (and consequently shall not reduce EBIT): (i) amortization of intangible assets in connection with acquisitions, (ii) any distributions made or expenses booked related to the Additional Purchase Price Payments, if any, (iii) the Ownership Plan, (iv) the Management Incentive Payments, if any, (v) the cost of corporate services (but, for greater certainty, not centralized services) allocated to the Buyer's Affiliates in the normal course of the Buyer's business and consistent with the Buyer's past practice of allocating such services to its Affiliates,
(vi) the Sellers' Representative's non-recurring expenses and costs (which, for greater certainty, are not due or payable by the Buyer or the Company), (vii) the costs associated with the "key man" life insurance policy described in
Section 9.2(a), (viii) the Client Obligation, and (ix) the fees, expenses and costs of the Company incurred in connection with this Agreement and the transactions contemplated hereby, but, in the case of clauses (viii) and (ix), only to the extent that such amounts have actually been paid by the Company prior to Closing or accrued by the Company prior to Closing so long as such accruals are reflected in the Working Capital;

          "EBIT Multiple" -- See Schedule 2.2(b);

          "EBIT Statement" -- See Section 12.2;

          "Eligible Employees" -- See Section 12.4(b);

          "Eligible Sellers" -- shall mean the Sellers;

          "Employment Agreement" shall mean the employment agreement, dated as of the date hereof, by and between Richards and the Company and effective as of the Closing Date;

          "Environmental Laws" -- See Section 5.24;

          "Equity Value" -- See Section 2.2(b);

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          "Estimated Closing Balance Sheet" -- See Section 3.1;

          "Financial Statements" -- See Section 5.7;

          "Forfeiting Eligible Seller" shall mean any Eligible Seller who forfeits his or her Additional Purchase Price Payments as provided in Section 2.2(c)(i);

          "GAAP" shall mean United States generally accepted accounting principles, consistently applied;

          "Good Reason" shall be deemed to exist if (A) without an Eligible Seller's consent: (i) the Company materially diminishes such Eligible Seller's title, duties, responsibilities or compensation and benefits; or (ii) the Eligible Seller's principal office location is relocated more than fifty (50) miles from its current location, (B) the Company materially breaches such Eligible Seller's employment agreement with the Company, or (C) the Buyer or the Company materially breaches any of their respective obligations under this Agreement; provided, however, that in no event shall Richards' Voluntary Resignation or the termination of Richards' employment with the Company for any reason whatsoever constitute "Good Reason" for any other Eligible Seller; provided, further, however, a termination shall not be treated as a termination for Good Reason unless an Eligible Seller shall have delivered written notice to the Company within thirty (30) days of having actual knowledge of the occurrence of one of such events stating that the Eligible Seller intends to terminate his or her employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured by the Company or the Buyer within thirty (30) days of the receipt of such notice;

          "Governmental Entity" shall mean any federal, state or foreign governmental, regulatory or other public body, agency or authority (including self-regulatory organizations), domestic or foreign;

          "Hardship" shall mean a severe hardship resulting from an illness or accident of the Eligible Seller or a dependent or spouse of the Eligible Seller, a sudden and unexpected loss of the Eligible Seller's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Eligible Seller's control; provided, however, that the determination of "Hardship" shall be made in accordance with Section 18.13;

          "HSR Act" -- See Section 7.5;

          "Indemnitee" -- See Section 13.4;

          "Indemnitor" -- See Section 13.4;

          "Independent Accounting Firm" -- See Section 3.2;

          "Intellectual Property" shall mean all of the following owned by, issued to, used by or licensed to the Company: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works (including, without limitation, all software developed by the Company, all copyrights, and all applications, registrations and renewals in connection therewith); (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including data and related documentation); (vii) all Internet Web Site and domain names; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments thereof (in whatever form or medium); including, without limitation, those items listed in Schedules 5.13(c), 5.13(d) and 5.14 hereto;

          "Interests" -- See Recitals hereto;

          "Interim Balance Sheet" -- See Section 5.7;

          "LaGrant" shall mean Mr. John LaGrant;

          "Leased Real Property" -- See Section 5.11(a);

          "Leases" -- See Section 5.11(a);

          "Licenses and Permits" shall mean licenses, permits, franchises, authorizations and approvals issued or granted to the Company and each of its Subsidiaries by any Governmental Entity;

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction;

          "Listed Intellectual Property" -- See Section 5.13(c);

          "Long-Term Debt" shall mean the amount equal to the amount of long-term indebtedness, of the Company and its Subsidiaries specifically described on Schedule 5.10 as of the close of business on the Closing Date (which schedule shall include, without limitation, capitalized lease obligations but exclude the Client Obligation), determined in accordance with GAAP subject to those exceptions specifically set forth on Schedule 3.1;

          "Losses" -- See Section 13.2(a);

          "Management Incentive Payments" -- See Section 12.4(b);

          "Material Adverse Effect" -- See Section 5.8(a)(i);

          "Maximum Additional Purchase Price Payment Amount" shall mean $50,000,000; provided, however, that if there shall be one or more Forfeiting Eligible Sellers, the

Maximum Additional Purchase Price Payment Amount to be paid to the remaining Sellers shall be (i) reduced by an amount equal to all such Forfeiting Eligible Sellers' Seller Percentage of $50,000,000, and (ii) increased by an amount equal to the aggregate amount of all Additional Purchase Price Payments previously paid to all such Forfeiting Eligible Sellers.

          "Minimum Additional Purchase Price Payment" shall mean the amount set forth opposite each of the Additional Purchase Price Payment Periods below:

               Year ended December 31                 Minimum Amount
               ----------------------                 --------------
                      2003                              $5,000,000
                      2004                              $5,250,000
                      2005                              $5,500,000
                      2006                              $5,750,000

          provided, however, that in the event there shall be one or more Forfeiting Eligible Sellers, each of the remaining Minimum Additional Purchase Price Payments set forth above shall be reduced by an amount equal to all such Forfeiting Eligible Sellers' Seller Percentage of each such Minimum Additional Purchase Price Payment (whether or not paid);

          "Multiemployer Plans" -- See Section 5.19(e);

          "Options" -- See Section 12.6;

          "Organizational Documents" shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements or other formation or governing documents of a particular entity;

          "Ownership Plan" -- See Section 12.4(a);

          "Per Share Price" -- See Section 2.2(f);

          "Person" shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity;

          "Plans" -- See Section 5.19(a);

          "Post-Retirement Benefits" -- See Section 5.19(f);

          "Pre-Closing Tax Period" shall mean any Tax period ending on or before the Closing Date;

          "Proprietary Software" -- See Section 5.14(a);

          "Punches" shall mean Mr. Dennis Punches;

          "Purchase Price" -- See Section 2.1(a);

          "Restricted Period" -- See Section 9.1(e);

          "Richards" shall mean Mr. James F. Richards, General Manager of the Company;

          "Sawyer" shall mean Mr. Doug Sawyer;

          "SEC" shall mean the Securities and Exchange Commission;

          "SEC Reports" -- See Section 7.6;

          "Seller Delivered Agreements" -- See Section 17.2(a);

          "Seller Percentage" shall mean, with respect to any Seller, the percentage set forth opposite such Seller's name on Schedule 5.5 hereto;

          "Sellers" -- See Preamble hereto;

          "Sellers' Representative" -- See Section 17.1;

          "Shares" -- See Section 2.2(f);

          "Significant Customers" -- See Section 5.25;

          "Software" -- See Section 5.14(a);

          "Straddle Period" shall mean any Tax period that begins on or prior to the Closing Date and ends after the Closing Date;

          "Straddle Tax Return" shall mean any Tax Return required to be filed by or with respect to the Company relating to a Straddle Period;

          "Subsidiaries" shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof;

          "Tax Return" shall mean any report, return, information return, exhibit, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a Taxing Authority in connection with Taxes;

          "Tax" and "Taxes" shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, imposed by any Governmental Entity ("Taxing Authority"), whether disputed or not; and "Tax" shall mean any one of them;

          "Taxing Authority" -- See the definition of "Tax" in Section 1;

          "Threshold EBIT Multiple" -- See Schedule 2.2(b);

          "Transfer Taxes" -- See Section 11.4;

          "Voluntary Resignation" shall mean an Eligible Seller's voluntary resignation, which resignation shall not occur at the request of the Buyer or the Company or any Affiliate thereof;

          "Welfare Plan" -- See Section 5.19(c); and

          "Working Capital" shall mean the amount equal to the amount of the current assets less the amount of the current liabilities of the Company as of the close of business on the Closing Date, the calculation of which is specifically set forth on Schedule 1.1, determined in accordance with GAAP subject to those exceptions specifically set forth on Schedule 3.1 (it being understood that Working Capital shall specifically exclude the Client Obligation, to the extent that the full amount of such obligation has actually been paid by the Company prior to Closing).

          SECTION 2. PURCHASE AND SALE OF INTERESTS.

          SECTION 2.1. Closing Date Transactions.

          (a) Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Company, the Sellers and the Buyer set forth below, on the Closing Date the Buyer shall purchase from each of the Sellers and each of the Sellers shall sell to the Buyer all of such Seller's Interests, free and clear of all Liens. The aggregate purchase price for the Interests (the "Purchase Price") shall be (i) $35,000,000 in cash (the "Closing Date Purchase Price"), and (ii) the Additional Purchase Price Payments, if any, to be paid by the Buyer pursuant to Section 2.2 hereof. The Closing Date Purchase Price shall be paid by the Buyer in accordance with
Section 2.1(b) and shall be subject to adjustment as provided in Section 3.

          (b) On the Closing Date, the Assignments deposited with the Sellers' Representative by the Sellers pursuant to Section 2.3(a) shall be delivered by the Sellers' Representative to the Buyer, against payment by the Buyer to each Seller of such Seller's Percentage of the Closing Date Purchase Price. Such payment shall be made by wire transfer of immediately available funds to such account of each Seller as the Sellers' Representative shall, not less than three Business Days prior to the Closing Date, designate in writing to the Buyer.

          (c) On the Closing Date, the Buyer shall execute each of the documents and make each of the deliveries to the Sellers and the Company set forth in
Section 14.

          (d) On the Closing Date, the Sellers and the Company shall execute each of the documents and make each of the deliveries to the Buyer set forth in
Section 15.

          (e) On or prior to the Closing Date, the Company shall pay the Client Obligation in full and in cash.

          (f) On the Closing Date, the Buyer shall pay all Long-Term Debt in full.

          SECTION 2.2. Additional Purchase Price Payments.

          (a) Subject to Section 13.2(d) and the other terms and conditions set forth in this Agreement, the Buyer shall, after the Closing Date, make the payments set forth in Section 2.2(b) or 2.2(c) (each, an "Additional Purchase Price Payment") for each of the calendar years ended December 31, 2003, 2004, 2005 and 2006 (each such year, an "Additional Purchase Price Payment Period") to each of the Sellers.

          (b) The Buyer shall pay to the Sellers an Additional Purchase Price Payment for each Additional Purchase Price Payment Period calculated as set forth in this Section 2.2(b); provided, however, that if any of the events set forth in Section 2.2(c) shall occur or otherwise become applicable, the Buyer shall make payments to the Eligible Sellers in accordance with Section 2.2(c) in place of payments pursuant to this Section 2.2(b).

          The aggregate amount of an Additional Purchase Price Payment for any Additional Purchase Price Payment Period shall be equal to 7.5% multiplied by the Equity Value for such period. "Equity Value" shall mean the Company's EBIT for an Additional Purchase Price Payment Period, multiplied by the applicable EBIT Multiple less the Company's Capital Charges for such period; provided, however, that in the event the Company's EBIT for any Additional Purchase Price Payment Period exceeds the maximum amount of the range applicable to the Threshold EBIT Multiple in such period, the Equity Value for such year shall be the sum of:

               (i) the maximum amount of the range applicable to the Threshold EBIT Multiple for such year multiplied by 10; plus

               (ii) the amount in excess of such maximum amount (on an incremental basis per the range applicable to the EBIT Multiples for such year) multiplied by the applicable EBIT Multiples for such year,

less the Company's Capital Charges for such year.

          In no event shall the Additional Purchase Price Payments payable by the Buyer pursuant to this Section 2.2(b):

               (A) for any Additional Purchase Price Payment Period be less than the Minimum Additional Purchase Price Payment for such period, except if the aggregate amount of all of the Additional Purchase Price Payments previously paid by the Buyer exceeds the aggregate amount of all of the Minimum Additional Purchase Price Payments; and

               (B) exceed, in the aggregate, the Maximum Additional Purchase Price Payment Amount.

          With respect to any Additional Purchase Price Payment or Minimum Additional Purchase Price Payment payable by the Buyer hereunder, each Seller shall receive such Seller's Seller Percentage of such payment; provided, however, that in the event any Minimum Additional Purchase Price Payment shall be reduced by reason of there being one or more Forfeiting Eligible Sellers, each Seller (other than the Forfeiting Eligible Seller(s)) shall receive a percentage of such Minimum Additional Purchase Price Payment as is equal to such Seller's Seller Percentage of the aggregate amount of the remaining Interests held by the Sellers other than the Forfeiting Eligible Seller(s).

          Notwithstanding anything to the contrary in this Section 2.2(b), Punches shall always be entitled to receive his payment (i.e., his Seller Percentage of any Additional Purchase Price Payment) in accordance with this
Section 2.2(b).

          (c) As liquidated damages for the expected loss of goodwill and going concern value, the right of any Eligible Seller (including, without limitation, Richards) to receive an Additional Purchase Price Payment as set forth in
Section 2.2(b) shall be subject to the occurrence of any of the following:

               (i) in the event of (A) such Eligible Seller's Voluntary Resignation other than as provided in paragraph (ii) or (iii) below, or (B) the termination of such Eligible Seller's employment with the Company for Cause by reason of material fraud to or embezzlement from the Buyer, the Company or any of their Affiliates determined in accordance with Section 18.13, such Eligible Seller shall, (X) in the case of a Voluntary Resignation pursuant to clause (A) above, forfeit his or her right to any Additional Purchase Price Payment(s), if any, as are payable pursuant to this Section 2.2 after the date of such resignation (but, for greater certainty, he or she shall be entitled to any Additional Purchase Price Payment earned for the Additional Purchase Price Payment Period, if any, immediately preceding the date of such Voluntary Resignation, so long as such earned Additional Purchase Price Payment has not been paid as of such date), and (Y) in the case of a termination of employment pursuant to clause (B) above, forfeit his or her right to any Additional Purchase Price Payment due and payable as of the date of such termination and such Additional Purchase Price Payment(s), if any, as are payable pursuant to this Section 2.2 thereafter;

               (ii) in the event of such Eligible Seller's notice of Voluntary Resignation within 30 days following a Change of Control Event, the Additional Purchase Price Payments to which such Eligible Seller shall be entitled (for the Additional Purchase Price Payment Period during which the Change of Control Event occurs and for each such period thereafter) shall be the Minimum Additional Purchase Price Payments;

               (iii) in the event of such Eligible Seller's Voluntary Resignation due to the Eligible Seller's Hardship or for Good Reason, such Eligible Seller shall be entitled to the Additional Purchase Price Payments calculated as set forth in Section 2.2(b);

               (iv) in the event of the termination of such Eligible Seller's employment with the Company for Cause other than as provided in paragraph
     (i) above, such Eligible Seller shall be entitled (for the Additional Purchase Price Payment Period during which such termination occurs and for each such period thereafter) to the Minimum Additional Purchase Price Payments; and

               (v) in the event of the termination of such Eligible Seller's employment with the Company without Cause or by reason of such Eligible Seller's death or Disability, such Eligible Seller shall be entitled to the Additional Purchase Price Payments calculated as set forth in Section 2.2(b).

          (d) The Additional Purchase Price Payments payable under Section 2.2(b) or (c) shall be paid by the Buyer to each Seller as set forth in this
Section 2.2(d). Within five (5) Business Days after the Buyer's delivery to the Sellers' Representative of an EBIT Statement (which EBIT Statement shall be delivered in accordance with Section 12.2) for an Additional Purchase Price Payment Period including a determination of the Additional Purchase Price Payment as provided in Section 12.2, the Buyer shall pay to each Seller, the Additional Purchase Price Payment or the Minimum Additional Purchase Price Payment, if any, with respect to such Additional Purchase Price Payment Period, by wire transfer of immediately available funds to a separate bank account for each Seller designated in writing to the Buyer by the Sellers' Representative. If the Sellers' Representative objects to the statement in the manner permitted by Section 12.2 and the amount of the Additional Purchase Price Payment for such Additional Purchase Price Payment Period is subsequently determined to be greater than as set forth in such statement, within five (5) Business Days after such determination, the Buyer shall pay to each Seller such additional amount of the Additional Purchase Price Payment or the Minimum Additional Purchase Price Payment by wire transfer of immediately available funds to a separate bank account for each Seller designated in writing by the Sellers' Representative.

          (e) Interest shall accrue on any Additional Purchase Price Payment or Minimum Additional Purchase Price Payment or any portion thereof not paid when due, beginning on the date which is five (5) days following receipt by the Buyer of written notice from the Sellers' Representative of the Buyer's failure to make any such payment and continuing until such payment is paid, at a rate of five and one-half percent (5.5%) per annum compounded daily.

          (f) From and after the Closing Date until the date on which the Buyer has paid the last Additional Purchase Price Payment, the Buyer shall:

               (i)  as soon as reasonably practicable but not later than ninety
     (90) days following its receipt of a written request from the Sellers' Representative, and regardless of its Cash Balance (defined below) as of the end of any calendar quarter, establish an irrevocable letter of credit for the benefit of the Sellers in an amount equal to the aggregate amount of the Minimum Additional Purchase Price Payments (set forth in Section 2.2(b)) less the aggregate amount of all Additional Purchase Price Payments paid by the Buyer, each as of the date of such request. The Buyer shall maintain such letter of credit until the earlier of (A) such time as the Sellers' Representative shall notify the Buyer in writing, or (B) the establishment of a letter of credit pursuant to clause (ii) below. The Sellers shall be jointly and severally liable for all costs, expenses and fees of the Buyer in establishing and maintaining a letter of credit pursuant to this Section 2.2(f)(i) and such costs, expenses and fees shall be paid by the Sellers' Representative to the Buyer not later than the date on which the letter of credit is issued and thereafter, promptly following the receipt by the Sellers' Representative of any written statement from the Buyer of such costs, expenses and fees. In the event of any failure to pay any such costs, expenses and fees, which shall not have been remedied within fifteen (15) days following receipt by the Sellers' Representative from the Buyer of written notice of such failure, the Buyer may terminate the letter of credit established under this Section 2.2(f)(i) and bring a claim against the Sellers, jointly and severally, for the payment thereof; and

               (ii) in the event the amount in the line item "Cash and cash equivalents" on any consolidated balance sheet of the Buyer (the "Cash Balance") as of the end of any calendar quarter is less than $50,000,000, as soon as reasonably practicable but not later than ninety (90) days thereafter, establish an irrevocable letter of credit for the benefit of the Sellers in an amount equal to the lesser of (i) $25,000,000, and (ii) the maximum aggregate amount of the remaining unpaid Additional Purchase Price Payments payable by the Buyer. The Buyer shall maintain such letter of credit until such time as the Cash Balance as of the end of any calendar quarter exceeds $50,000,000. The Buyer shall be liable for all costs, expenses and fees in establishing and maintaining a letter of credit pursuant to this Section 2.2(f)(ii).

          In the event the Buyer shall have established a letter of credit pursuant to clause (i) above, and if the Cash Balance as of the end of any calendar quarter shall be less than $50,000,000, the Buyer may, in place of establishing a letter of credit pursuant to clause (ii) above, maintain the letter of credit established pursuant to clause (i) above in an amount equal to the amount required for a letter of credit pursuant to clause (ii) above. In such case, the Buyer shall, as and from the last date of the calendar quarter in which the Cash Balance is less than $50,000,000, be liable for all of the costs, expenses and fees for the maintenance of such letter of credit; provided, however, that the Buyer shall not be required to reimburse the Sellers for any of their costs, expenses and fees previously paid or owing to the Buyer for the establishment of such letter of credit or for the maintenance thereof.

          SECTION 2.3. Sellers' Representative.

          (a) On the date hereof, each Seller shall deposit with the Sellers' Representative a written assignment, substantially in the form attached as Exhibit A hereto (the "Assignment"), of each Seller's Interests being purchased by the Buyer from such Seller, duly executed for transfer. The Sellers' Representative shall hold the Assignments deposited by the Sellers pursuant to this Section 2.3(a) in escrow until the Closing, at which time the Sellers' Representative shall deliver such Assignments to the Buyer in accordance with
Section 2.1(b).

          (b) In accordance with the provisions of Section 17, the Sellers' Representative shall make any and all determinations and calculations on behalf of each Seller set forth in this Agreement which determinations and calculations shall be binding upon each Seller as if made by such Seller.

                  SECTION 3. ADJUSTMENT TO PURCHASE PRICE.

                  SECTION 3.1. Closing Date Adjustments. At the Closing, the Closing Date Purchase Price shall be adjusted as set forth in this Section 3.1. Not more than five (5) Business Days nor less than two (2) Business Days before the Closing Date, the Company and the Buyer shall, in good faith using the Company's then available financial information, jointly prepare an estimated balance sheet of the Company as of the close of business on July 31, 2002 (the "Estimated Closing Balance Sheet") setting forth an estimate of the amount of the Long-Term Debt. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP subject to the exceptions specifically set forth on
Schedule 3.1. If the estimated Long-Term Debt set forth on the Estimated Closing Balance Sheet is greater than $5,000,000, the Closing Date Purchase Price payable to the Sellers at the Closing shall be reduced by an amount equal to such excess. If the estimated Long-Term Debt set forth on the Estimated Closing Balance Sheet is less than $5,000,000, the Closing Date Purchase Price payable to the Sellers at the Closing shall be increased by an amount equal to such deficiency.

                  SECTION 3.2. Post-Closing Determination. Within sixty (60) calendar days after the Closing Date, the Buyer shall deliver to the Sellers' Representative the balance sheet of the Company as of the close of business on the Closing Date (the "Closing Balance Sheet"), prepared in accordance with GAAP subject to the exceptions specifically set forth on Schedule 3.1. The Closing Balance Sheet shall set forth a calculation of the Working Capital. During the preparation of the Closing Balance Sheet by the Buyer and the period of any dispute with respect to the application of this Section 3.2, the Sellers and the Seller's Representative shall cooperate with the Buyer to the extent reasonably requested by the Buyer to prepare the Closing Balance Sheet or to investigate the basis for any dispute. The Closing Balance Sheet shall be examined by the Sellers' Representative, and the Sellers' Representative shall, not later than sixty (60) calendar days after receipt of the Closing Balance Sheet and any information and documents reasonably requested in writing by the Sellers' Representative, render a report thereon (the "Closing Balance Sheet Report"). The Closing Balance Sheet Report shall list those items, if any, to which the Sellers' Representative (on behalf of the Sellers) takes exception and the Sellers' Representative proposed adjustment. The Seller's Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet to which no specific objection has been made. If the Sellers' Representative fails to deliver to the Buyer the Closing Balance Sheet Report within sixty (60) calendar days following receipt of the Closing Balance Sheet (such sixty (60) day period being conditioned upon all such information reasonably requested in writing by the Sellers' Representative being promptly provided to the Sellers' Representative by the Buyer), the Sellers shall be deemed to have accepted the Closing Balance Sheet for the purposes of any adjustment to the Purchase Price under Section 3.3. If the Buyer does not give the Sellers' Representative notice within twenty (20) calendar days following receipt of the Closing Balance Sheet Report, the Buyer shall be deemed to have accepted the Closing Balance Sheet as adjusted by the Sellers' Representative for the purposes of any adjustment to the Purchase Price under Section 3.3. If the Buyer gives the Sellers' Representative notice of objections to the Closing Balance Sheet, and if the Sellers' Representative and the Buyer are unable, within thirty (30) calendar days after receipt by the Sellers' Representative of the notice from the Buyer of objections, to resolve the disputed exceptions, such disputed exceptions shall be referred to PricewaterhouseCoopers or another firm of independent certified public accountants mutually acceptable to the Sellers'

Representative and the Buyer (the "Independent Accounting Firm"). The Independent Accounting Firm, in reviewing such dispute, shall only consider those items or amounts in the Closing Balance Sheet as to which the Sellers' Representative has, in the Closing Balance Sheet Report, disagreed and such other issues as may reasonably be affected by the items as to which the Sellers' Representative has disagreed in the Closing Balance Sheet Report. The Independent Accounting Firm shall, within sixty (60) days following its selection, deliver to the Sellers' Representative and the Buyer a written report determining the proper treatment of such disputed exceptions, and its determinations shall be conclusive and binding upon the parties thereto (including the Sellers) for the purposes of any adjustment to the Purchase Price under Section 3.3. The fees and disbursements of the Independent Accounting Firm acting under this Section 3.2 shall be shared equally by the Buyer and the Sellers.

                  SECTION 3.3. Post-Closing Adjustment.

                  (a) If the Working Capital1 is less than $1,000,000 (an "Actual Working Capital Deficiency") based upon the preparation or computation and final determination, pursuant to Section 3.2, of the Closing Balance Sheet, the Additional Purchase Price Payment for any Additional Purchase Price Payment Period, beginning with the Additional Purchase Price Payment Period ended December 31, 2003, shall be reduced by the amount of the Actual Working Capital Deficiency until such time as the Buyer has been reimbursed for the amount of the Actual Working Capital Deficiency. The Buyer shall not receive any payment or other consideration for an Actual Working Capital Deficiency other than through the reduction of the Additional Purchase Price Payments provided for in the preceding sentence of this Section 3.3(a).

                  (b) If the Working Capital is more than $1,000,000 (an "Actual Working Capital Surplus") based upon the preparation or computation and final determination, pursuant to Section 3.2, of the Closing Balance Sheet, the Additional Purchase Price Payment for the Additional Purchase Price Payment Period ended December 31, 2003 shall be increased by the amount of the Actual Working Capital Surplus.

                  SECTION 4. CLOSING.

                  The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at such location as the parties shall mutually agree at 10:00 a.m. on August 1, 2002, or, if all the conditions to the obligations of the parties hereunder set forth in Sections 14 and 15 hereof have not been satisfied or waived on or prior to such date, on the third Business Day after all the conditions to the obligations of the parties hereunder set forth in Sections 14 and 15 hereof have been satisfied or waived, or at such other place and time as may be mutually agreed to by the parties hereto (such date, the "Closing Date").

___________________

/1/ The Working Capital baseline amounts shall be reduced for any income tax liabilities of the Sellers attributable to taxable income of the Company during the preceding quarter, to the extent not otherwise reflected as current liabilities in the determination of Working Capital. The parties agree that any such income tax liabilities shall be computed for this purpose by applying a tax rate to such income that equitably adjusts for the tax benefit otherwise realizable by the Sellers upon the sale of the Interests.

                  SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS.

                  The Company and the Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

                  SECTION 5.1. Organization. The Company is duly organized and validly existing as a limited liability company under the laws of the State of Georgia. The Company an0d each of its Subsidiaries have all requisite power and authority to own their respective properties and assets and to conduct their respective businesses as now conducted. Copies of the Organizational Documents of the Company and each of its Subsidiaries, with all amendments thereto, have been furnished to the Buyer or its representatives, and such copies are true, accurate and complete.

                  SECTION 5.2. Qualification to Do Business. The Company and each of its Subsidiaries are duly qualified to do business as foreign entities and are in good standing or valid existence, as the case may be, in every jurisdiction in which the character of the properties owned or leased by them or the nature of the businesses conducted by them makes such qualification necessary. Schedule 5.2 specifically sets forth all jurisdictions in which the Company and each of its Subsidiaries are qualified to do business as foreign entities.

                  SECTION 5.3. Authorization and Validity of Agreement; No Conflict or Violation. The Company has the authority to enter into this Agreement and any related agreement and to carry out its obligations hereunder and thereunder. This Agreement and each related agreement has been duly executed by the Company and constitutes its valid and binding obligation, enforceable against it in accordance with its terms. Except as specifically set forth on
Schedule 5.3, the execution, delivery and performance by the Company of this Agreement and any related agreement does not and will not (a) violate or conflict with any provision of any Organizational Document of the Company and its Subsidiaries, (b) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets is subject, (d) result in the creation or imposition of any Lien (other than as a result of Transfer Taxes to be paid by the Sellers) upon any of the assets, properties or rights of the Company or any of its Subsidiaries, or (e) result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits, except in the case of clauses (b), (c), (d) and (e) above, for violations, conflicts, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                  SECTION 5.4. Consents and Approvals. Schedule 5.4 specifically sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement and any related agreement by the Company and the Sellers or the performance by the Company and the Sellers of any of its and their obligations hereunder and thereunder, except for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                  SECTION 5.5. Membership Interests. The Interests are the sole outstanding membership interests of the Company; the Company does not have outstanding any securities convertible into or exchangeable for any membership interests, any rights to subscribe for or to purchase or any options for the purchase of, or any oral or written agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any membership interests, or any securities convertible into or exchangeable for any membership interests; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any membership interests except as specifically set forth on Schedule 5.5. The Interests are not represented by certificates or any equivalent evidence of the ownership by the Sellers thereof; evidence of such ownership is maintained in the books and records of the Company in accordance with the Georgia Limited Liability Company Act. Schedule 5.5 specifically sets forth the names of the beneficial and record owners of the Interests and the percentage of the total Interests held by each such owner. The Interests are validly issued.

                  SECTION 5.6. Subsidiaries and Equity Investments. The Company has no Subsidiaries, except (i) as of the date hereof, Attention II and Attention III, LLC, and (ii) as of the Closing Date, Attention III, LLC, and except as specifically set forth on Schedule 5.6, the Company does not, directly or indirectly, own or hold any rights to acquire, any capital stock or any other securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents. Except as specifically set forth on
Schedule 5.6, all of the outstanding membership interests of the Subsidiaries are owned of record and beneficially by the Company, free and clear of any Liens, and are the sole outstanding membership interests of the Subsidiaries; the Subsidiaries do not have outstanding any securities convertible into or exchangeable for any membership interests, any rights to subscribe for or to purchase or any options for the purchase of, or any oral or written agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any membership interests, or any securities convertible into or exchangeable for any membership interests; and the Subsidiaries are not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any membership interests.

                  SECTION 5.7. Financial Statements. The Company has heretofore furnished to the Buyer (a) copies of the audited consolidated balance sheets of the Company as of December 31, 2001 and 2000 audited by Bearden & Smith, P.C., together with the related audited consolidated statements of earnings and members' equity and cash flows for the fiscal years then ended and the notes thereto, accompanied by the reports thereon of such public accountants, and (b) copies of the consolidated balance sheet of the Company as of April 30, 2002 (the "Interim Balance Sheet"), together with the related unaudited consolidated statements of earnings and members' equity and cash flows for the period then ended, and the notes thereto (all the financial statements referred to in clauses (a) and (b) above being hereinafter collectively referred to as the "Financial Statements"). Except as specifically set forth on Schedule 5.7, the Financial Statements, including the notes thereto, (i) were prepared in accordance with GAAP, (ii) present fairly the financial position, results of operations and changes in financial position of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year-end audit adjustments consistent with prior periods), (iii) are complete, correct and in accordance with the books of account and records of the Company, (iv) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes, and (v) reflect accurately all costs and expenses of the Company.

                  SECTION 5.8. Absence of Certain Changes or Events.

                  (a) Except as specifically set forth on Schedule 5.8(a), since December 31, 2001, there has not been:

                      (i) any material adverse change in the business, operations, properties, assets, condition (financial or other) or prospects, or any event that has had or could reasonably be expected to have a material adverse effect on the foregoing (a "Material Adverse Effect"), of the Company and its Subsidiaries, taken as a whole, and no factor or condition exists and no event has occurred that could reasonably be expected to result in any such change to the Company and its Subsidiaries, taken as a whole;

                      (ii) any material loss, damage, destruction or other casualty to the assets or properties of the Company or any Subsidiary (other than any for which insurance awards have been received or guaranteed);

                      (iii) any change in any method of accounting or accounting practice of the Company or any Subsidiary; or

                      (iv) any loss of the employment, services or benefits of any key employee of the Company or any Subsidiary.

                  (b) Since December 31, 2001, the Company and each of its Subsidiaries have operated in the ordinary course of their businesses consistent with past practice and, except as specifically set forth on Schedule 5.8(b) hereto, have not:

                      (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice;

                      (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of their respective assets, properties or rights;

                      (iii) mortgaged, pledged or subjected to any Lien any of their respective material assets, properties or rights, except for mechanics' liens and Liens for Taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of their respective assets, properties or rights;

               (iv) sold or transferred any of their assets or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

               (v) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

               (vi)    defaulted on any material obligation;

               (vii) entered into any transaction material to their respective businesses, except in the ordinary course of business consistent with past practice;

               (viii) written off as uncollectible any material accounts receivable or any portion thereof not reflected in the Interim Balance Sheet;

               (ix) granted any increase in the compensation or benefits of their employees, other than increases in accordance with past practice not exceeding 5% or entered into any employment or severance agreement or arrangement with any of them;

               (x) made, in excess of $25,000, any capital expenditure or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

               (xi)    laid off any of their employees;

               (xii)   discontinued the offering of any services or product;

               (xiii) incurred any obligation or liability for the payment of severance benefits;

               (xiv) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock, membership interests or other securities, or agreed to do so; or

               (xv) entered into any agreement or made any commitment to do any of the foregoing.

          SECTION 5.9.   Tax Matters. Except as specifically disclosed in
Schedule 5.9: (a) the Company and each of its Subsidiaries has filed or caused to be filed, when due, all Tax Returns required by applicable law to be filed and has paid all Taxes required to be paid in respect of the Tax periods to which such Tax Returns relate; (b) the information contained in such Tax Returns is materially true, complete and accurate; (c) the Company and each of its Subsidiaries has paid, or will have paid, all material Taxes owed by it (whether or not shown on any Tax Return) that are required to be paid on or prior to the Closing Date; (d) any material liability of the Company and its Subsidiaries for Taxes not due and payable as of the Closing Date, or that are being contested in good faith, will be reflected in the reserve for Tax liability shown on the Closing Balance Sheet;
(e) there is no action, suit, proceeding, investigation, audit or claim for additional Tax or assessment now pending or threatened against, or with respect to, the Company or any of its Subsidiaries in respect of any Tax; (f) none of the assets, properties or rights of the Company or any of its Subsidiaries are "tax-exempt use property" within the meaning of Section 168(h) of the Code; (g) none of the assets, properties or rights of the Company or any of its Subsidiaries include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (h) there is no Lien affecting any of the assets, properties or rights of the Company or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax; (i) the Company and each of its Subsidiaries has been and will be classified as a partnership (within the meaning of Treasury Regulations Section 301.7701-2(c)(1)) or an entity disregarded as separate from its owner (within the meaning of Treasury Regulations Section 301.7701-2(c)(2)), as applicable, for U.S. federal Tax purposes for all periods of its existence up to and including the Closing Date;
(j) there has been no waiver or extension of any applicable statute of limitation for the assessment or collection of any Taxes of the Company or any of its Subsidiaries, and no power of attorney granted by or with respect to the Company or any of its Subsidiaries relating to Taxes is currently in force; (k) neither the Company nor any of its Subsidiaries is a party to any agreement other than with the Buyer, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlement to refunds or similar Tax matters; (l) the Company and each of its Subsidiaries has withheld and paid all Taxes required to be withheld in connection with any amount paid or owing to any employee, creditor, independent contractor or other Person; and (m) no claim has been made by any Tax Authority in a jurisdiction where the Company or any Subsidiary of the Company does not currently file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction, nor to Sellers' knowledge is any such assertion threatened.

          SECTION 5.10. Absence of Undisclosed Liabilities. Except as specifically set forth on Schedule 5.10, the Company and its Subsidiaries have no indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the Interim Balance Sheet, except for current liabilities incurred in the ordinary course of business consistent with past practice. Except as shown on the Interim Balance Sheet or as specifically set forth on Schedule 5.10, neither the Company nor any Subsidiary is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

          SECTION 5.11.  Leases.

          (a)  The Company and its Subsidiaries do not own any real property.
Schedule 5.11(a) specifically sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments thereto, with respect to all properties in which the Company and its Subsidiaries have a leasehold interest, whether as lessor or lessee (each, a "Lease" and collectively, the "Leases"; the property covered by Leases under which the Company is a lessee is referred to herein as the "Leased Real Property"). No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer with the corresponding Lease. Except as specifically set forth on
Schedule 5.11(a) hereto, the transactions contemplated by this Agreement do not require the consent or approval of the other party to the Leases.

          (b) Except as specifically set forth on Schedule 5.11(b), no Lease has been modified or amended in writing and no party to any Lease has given the Company written notice of or made a claim with respect to any breach or default.

          (c) Except as specifically set forth on Schedule 5.11(c), none of the Leased Real Property is subject to any sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof. All improvements on the Leased Real Property and the operations therein conducted conform to all applicable health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities Act), except for nonconforming uses or violations that do not and will not materially interfere with the present use, operation or maintenance thereof by the Company as now used, operated or maintained or access thereto, and that do not and will not materially affect the value thereof, and the Company has not received any notice to the contrary.

          SECTION 5.12.  Assets of the Company.

          (a) The assets, properties and rights of the Company and its Subsidiaries constitute all of the assets and rights which are used in the operation of the businesses of the Company and its Subsidiaries immediately prior to Closing and which are materially necessary or required for the conduct of such businesses as currently conducted. Except as specifically set forth on
Schedule 5.12(a), there are no assets, properties, rights or interests of any kind or nature that the Company and its Subsidiaries have been using, holding or operating in their respective businesses prior to the Closing that will not be used, held or owned by the Company and its Subsidiaries immediately following the Closing.

          (b) Except as specifically set forth on Schedule 5.12(b), the Company and its Subsidiaries have good and marketable title, free and clear of any Liens, to, or a valid leasehold interest under enforceable leases in, all of their respective assets, properties and rights.

          SECTION 5.13.  Intellectual Property.

          (a) Except as specifically set forth on Schedule 5.13(a), the Company and its Subsidiaries own all right, title and interest in and to, or have a valid and enforceable license to use all the Intellectual Property, which represents all intellectual property rights necessary to the conduct of their respective businesses as now conducted. Except as specifically set forth on
Schedule 5.13(a), the Company and its Subsidiaries are in compliance with all material contractual obligations relating to the protection of such of the Intellectual Property as it uses pursuant to license or other agreements.

          (b) Except as specifically set forth on Schedule 5.13(b), to the knowledge of the Company and the Sellers, there are no conflicts with or infringements of any Intellectual Property by any third party. Except as specifically set forth on Schedule 5.13(b), the conduct of the Company's and its Subsidiaries' respective businesses as currently conducted or contemplated does not conflict with or infringe any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the knowledge of the Sellers, threatened against the Company or any Subsidiary: (i) alleging any such conflict or infringement with any third party's proprietary rights; or (ii) challenging the ownership or use of, or the validity or enforceability of any Intellectual Property.

          (c) Schedule 5.13(c) specifically sets forth a complete and current list of all registrations, patents or applications pertaining to the Intellectual Property ("Listed Intellectual Property") and the owner of record, date of application or issuance and relevant jurisdiction as to each. Except as specifically described in Schedule 5.13(c), all Listed Intellectual Property is owned by the Company, free and clear of all Liens. All Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid. Except as specifically listed in Schedule 5.13(c), no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the transactions contemplated by this Agreement will not alter or impair any Intellectual Property.

          (d) Schedule 5.13(d) specifically sets forth a complete list of all agreements relating to the Intellectual Property or to the right of the Company or any Subsidiary to use of the intellectual property or other proprietary rights of any third party. Except as specifically set forth on Schedule 5.13(d), neither the Company nor any Subsidiary is under any obligation to pay royalties or other payments in connection with any agreement or is restricted from assigning its rights respecting Intellectual Property. Except as specifically set forth on Schedule 5.13(d), the Company will not be, as a result of the execution and delivery of this Agreement or any related agreement or the performance of its obligations under this Agreement or any related agreement, in breach of any agreement relating to the Intellectual Property.

          SECTION 5.14.  Software.

          (a) The operating and applications computer software programs and databases used by the Company and its Subsidiaries that are material to the conduct of their respective businesses as now conducted and as presently contemplated to be conducted (collectively, the "Software") are specifically listed on Schedule 5.14 hereto. The Company and each Subsidiary: (i) holds valid licenses to use all copies of the Software, other than any portion thereof (collectively, the "Proprietary Software") that was developed by or under contract with it; and (ii) either owns outright, or has a perpetual, royalty-free license to use, reproduce, modify, distribute and sublicense the Proprietary Software and, except as specifically listed on Schedule 5.14, the Company and its Subsidiaries have not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion thereof. To the knowledge of the Sellers, none of the Software used by the Company and the Subsidiaries, nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person and, no claim, suit, action or other proceeding with respect to any such infringement or violation is pending or, to the knowledge of the Sellers, threatened. The Company and the Subsidiaries have taken the steps reasonably necessary to protect their respective right, title and interest in and to the Software.

          (b) Upon consummation of the transactions contemplated by this Agreement and any related agreement, the Company and its Subsidiaries will continue to own all the Proprietary Software owned by them, free and clear of all Liens, and, with respect to all agreements for the lease or license of Software required by the Company to continue its operations which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement and any related agreement in order for the Company and its Subsidiaries to continue to use and operate such Software after the Closing Date, the Company and its Subsidiaries will have obtained such consents or taken such other actions so required.

          SECTION 5.15. Licenses and Permits. Schedule 5.15 specifically sets forth a true and complete list of all material Licenses and Permits, and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Sellers, threatened, administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the businesses of the Company and its Subsidiaries in the manner now conducted and as has been proposed to be conducted, and none of the operations of the Company and its Subsidiaries are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted. Except as specifically set forth on
Schedule 5.15, the consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any License or Permit.

          SECTION 5.16. Compliance with Law. Except as specifically set forth on Schedule 5.16, the operation of the businesses of the Company and each Subsidiary has been conducted in accordance with all applicable laws (including, without limitation, the Fair Debt Collection Practices Act, the Fair Credit Reporting Act and state laws covering comparable subject matter), regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over such entity and its assets, properties and operations. Except as specifically set forth on Schedule 5.16, neither the Company nor any Subsidiary has received any notice of any violation of any such law, regulation, order or other legal requirement, and the Company and the Subsidiaries are not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of their respective assets, properties or operations.

          SECTION 5.17.  Litigation. Except as specifically set forth on
Schedule 5.17, there are no claims, actions, suits, proceedings, labor disputes or investigations (each, an "Action") pending or, to the knowledge of the Company and the Sellers, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against the Company, its Subsidiaries or any of their officers, directors, shareholders, employees, agents or Affiliates involving, affecting or relating to the Company or the Subsidiaries, the assets, properties or rights of the Company and the Subsidiaries, or the transactions contemplated by this Agreement. There is no Action pending, or to the knowledge of the Company and the Sellers, threatened, relating to the termination of, or limitation of, the rights of the Company or any Subsidiary under any registrations or qualifications with various self-regulatory bodies, states or other jurisdictions. Schedule 5.17 specifically sets forth a list and a summary description of all such pending Actions. Neither the Company nor any Subsidiary nor any of their respective assets, properties or rights is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, nor is the Company or any Subsidiary party to any written agreement, consent agreement or memorandum of understanding with, or party to any commitment letter or similar undertaking to, any Governmental Entity that, individually or in the aggregate, affects or is reasonably likely to materially affect the business, assets, properties or rights of the Company and its Subsidiaries or that would or is reasonably likely to prevent the consummation of the transactions contemplated by this Agreement.

          SECTION 5.18.  Contracts.

          (a) Schedule 5.18 specifically sets forth a complete and correct list and a summary description of all Contracts (as defined below).

          (b) To the knowledge of the Company and the Sellers, each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect. Except as specifically set forth on
Schedule 5.18, the Company and each of its Subsidiaries have performed all material obligations required to be performed by them to date under, and are not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of the Sellers, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Company has delivered to the Buyer or its representatives true and complete originals or copies of all the Contracts.

          (c) A "Contract" means any agreement, contract or commitment, oral or written, to which the Company or any Subsidiary is a party or by which it or any of its assets are bound constituting:

               (i) a mortgage, indenture, security agreement, guaranty, "keep well," comfort letter, pledge and other agreement or instrument relating to the borrowing of money or extension of credit;

               (ii)   an employment, severance or consulting agreement;

               (iii) a joint venture, partnership or limited liability company agreement (other than any such agreement entered into in connection with an investment made in the ordinary course of business);

               (iv) a non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company may be conducted;

               (v)    a Lease;

               (vi) an agreement limiting or restricting the ability of the Company to make distributions in respect of the Interests;

               (vii) an agreement to make a capital expenditure (as defined in GAAP and which in no event shall include investments purchased in the ordinary course of business) in excess of $25,000; or

               (viii) any other agreement not in the ordinary course of the business of the Company.

          SECTION 5.19.  Employee Plans.

          (a) Schedule 5.19 specifically sets forth all pension, savings, retirement, health, insurance, severance and other employee benefit or fringe benefit plans, programs, arrangements or agreements (including "employee benefit plans" as defined in Section 3(3) of ERISA) maintained or sponsored by the Company or with respect to which the Company has any responsibility, obligation or liability, contingent or otherwise (collectively referred to herein as the "Plans"). With respect to the Plans, the Company has delivered to the Buyer copies of: (i) the Plan documents, and, where applicable, related trust agreements, and any related agreements which are in writing; (ii) summary plan descriptions; (iii) the most recent Internal Revenue Service determination letter relating to each Plan for which a letter of determination was obtained;
(iv) to the extent required to be filed, the most recent Annual Report (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) as filed with the Internal Revenue Service; and (v) audited financial statements, if any.

          (b) Each Plan conforms to, and its maintenance and administration is in material compliance with, all applicable requirements of law, including, without limitation, ERISA and the Code and all of the Plans are in full force and effect as written, and all premiums, contributions and other payments required to be made by the Company under the terms of any Plan have been made or accrued.

          (c) Each Plan maintained by the Company that is intended to be qualified under Section 401(a) of the Code and each trust maintained pursuant thereto has been determined to be exempt from federal taxation by the Internal Revenue Service and has a favorable determination letter from the Internal Revenue Service with respect to each such Plan. No Plan maintained by the Company that is an employee welfare benefit plan as defined in Section 3(1) of ERISA (the "Welfare Plan") is funded through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.

          (d) None of the Company or any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b), (c), (m) or (o) of the Code (the "Controlled Group") has ever maintained, contributed to or incurred any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code.

          (e) There are no multiemployer plans (as defined in Subsection 3(37) of ERISA) ("Multiemployer Plans") to which the Company or any other member of the Controlled Group is, or has been, required to make a contribution or other payment.

          (f) The Company has never maintained any Plan providing post-retirement benefits ("Post-Retirement Benefits"). The Company is not liable for Post-Retirement Benefits under any plan not maintained by the Company. The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 to 608 of ERISA or similar state laws relating to continuation coverage for group health plans.

          (g) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Plans. To the extent required to be filed, all Annual Reports (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) have been timely filed with the Internal Revenue Service.

          (h) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Sellers, threatened, against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or, to the knowledge of the Sellers, against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims).

          (i) Except as specifically set forth on Schedule 5.19, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

          SECTION 5.20. Insurance. Schedule 5.20 specifically lists the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring the Company, its Subsidiaries and their respective assets, properties, operations and employees. The Company has furnished a true, complete and accurate copy of all such policies to the Buyer. Except as specifically set forth on Schedule 5.20, all such policies and bonds are in full force and effect, sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is in material default under any provisions of any such policy of insurance, nor has the Company or any Subsidiary received notice of cancellation of any such insurance. To the knowledge of the Company and the Sellers, the insurance maintained by the Company and its Subsidiaries in connection with their respective businesses is adequate in accordance with industry standards, the requirements of any applicable Leases and customer contracts.

          SECTION 5.21. Transactions with Sellers and Affiliates. Except as specifically set forth on Schedule 5.21, neither the Company nor any Subsidiary is a party to any agreement or arrangement with any of the Sellers or any Affiliate of the Sellers under which it: (a) leases any real or personal property (either to or from such Person); (b) licenses technology (either to or from such Person); (c) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (d) purchases products or services from such Person; (e) pays or receives commissions, rebates or other payments; or (f) provides or receives any other material benefit. Neither the Company nor any Subsidiary employs as an employee or engages as a consultant any family member of any of the Sellers. To the knowledge of the Sellers, except as specifically set forth on Schedule 5.21, none of the Sellers or any family member of any of the Sellers has been a director, officer, manager or member of, or has had any direct or indirect interest in, any Person which during such period has been a customer of the Company or any Subsidiary or has competed with or been engaged in any business of the kind being conducted by the Company and the Subsidiaries. No Affiliate of the Company or any Subsidiary owns or has any rights in or to any of the assets, properties or rights used by the Company and the Subsidiaries in the ordinary course of their respective businesses.

          SECTION 5.22. Change in Ownership. To the knowledge of the Sellers, the consummation of the transactions contemplated by this Agreement will not have a material impact on the business of the Company and its Subsidiaries, taken as a whole, or result in the loss of the benefits of any material relationship with any customer of the Company or any Subsidiary.

          SECTION 5.23.  Labor Matters.

          (a) Except as specifically set forth on Schedule 5.23(a): (i) neither the Company nor any Subsidiary is a party to any outstanding employment agreements or contracts with officers, managers or employees of the Company or any Subsidiary that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) neither the Company nor any Subsidiary is a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Company or any Subsidiary (other than as required by law); and (iii) neither the Company nor any Subsidiary is a party to any consulting agreement providing for consulting services to be rendered to the Company or any of its Subsidiaries.

          (b) Except as specifically set forth on Schedule 5.23(b): (i) the Company and its Subsidiaries are in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there are no charges with respect to or relating to the Company or any Subsidiary pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (iii) neither the Company nor any Subsidiary has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company or any Subsidiary and no such investigation is in progress.

          (c) The Seller has heretofore delivered to the Buyer a list dated as of July 19, 2002 containing the name, position, starting employment date, current annual salary and bonus and commissions in 2001 of each current employee of the Company and its Subsidiaries.

          SECTION 5.24. Environmental Matters. The Company and each of its Subsidiaries have obtained and maintained in effect all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and are in compliance in all material respects with all Environmental

Laws and with all such licenses, permits and authorizations. Neither the Company nor any Subsidiary has performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq. or any other Environmental Laws, nor has the Company or any Subsidiary received notice of any such liability or any claim therefor or submitted notice pursuant to section 103 of such Act to any governmental agency with respect to any of its assets. No hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law) has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the Leased Real Property or any surface waters or groundwaters thereon or thereunder. Neither the Company nor any Subsidiary owns or operates, and has ever owned or operated, an underground storage tank containing a regulated substance, as such term is defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6991 et seq. No Lien or other encumbrance has been imposed on the Leased Real Property pursuant to any Environmental Law and no investigation, audit or inquiry has been commenced by any Governmental Entity with respect to the Company, any Subsidiary or the Leased Real Property pursuant to any Environmental Law.

          SECTION 5.25. Customers. Schedule 5.25 specifically sets forth a complete and correct list of all customers of the Company and each Subsidiary (including, but not limited to, NCO Group, Inc.) accounting for more than two percent (2%) of the Company's consolidated revenues during the fiscal year ended December 31, 2001 and from such date to the date hereof (the "Significant Customers"), and the aggregate revenues generated from each such Significant Customer for each such period. As of the date of this Agreement, except as specifically set forth on Schedule 5.25, (a) neither the Company nor any Subsidiary is engaged in any dispute with any Significant Customer, (b) no Significant Customer has proposed any adverse modification or change in its business relationship with the Company or any Subsidiary, and (c) no Significant Customer has given the Company or any Subsidiary notice that it is subject to any bankruptcy, insolvency or similar proceeding and no such proceeding is pending or, to the Sellers' knowledge, threatened. Except as specifically set forth on Schedule 5.25, since December 31, 2001, neither the Company nor any Subsidiary has at any time delivered to, or received from, any Significant Customer any formal notice or written allegation of a default or breach with respect to any agreement, contract or other arrangement and none of such Significant Customers has terminated, failed to exercise any option to renew, or otherwise changed significantly its relationship with the Company or any Subsidiary, and to the Sellers' knowledge, has no current intention to do any of the foregoing.

          SECTION 5.26. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from any of the Sellers, the Company or any of their respective Affiliates in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby. The Broker has not acted for or on behalf of any of the Sellers or the Company or any of their respective Affiliates in connection with this Agreement and the transactions contemplated hereby.

          SECTION 5.27. Illegal or Unauthorized Payments; Political Contributions. Neither the Company or any of its Subsidiaries nor the Sellers or, to the knowledge of the Company and the Sellers, any of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries or any other business entity or enterprise with which the Company or any of its Subsidiaries is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) in excess of $1,000 in any one payment or contribution to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

          SECTION 5.28. Trust or Custodial Accounts. All trust or custodial accounts maintained by the Company and/or its subsidiaries for the benefit of the Company's customers comply with all applicable laws and regulations and the terms and provisions in any agreement, arrangement and understanding with the respective customer (including, but not limited to requirements that such account be separate and be maintained with an FDIC insured bank). All payments of principal and interest or fees that have been received by the Company or its Subsidiaries from any customer's debtor have been credited to the appropriate trust accounts, subject, however, to contractual rights, if any, of the Company or its Subsidiaries, as the case may be, to deduct its own fees and expenses prior to remitting the appropriate amounts to the trust account. The total amount of funds in the trust accounts was and is equal to, at any time, such total amount the Company was and is obligated to maintain in such trust accounts pursuant to its agreements, arrangements and understandings with its customers.

          SECTION 5.29. Annual Operating Plan. The annual operating plan of the Company for the year ended December 31, 2002 is specifically set forth on
Schedule 5.29.

          SECTION 5.30. Accuracy of Information. None of the representations, warranties or statements of the Sellers or the Company contained in this Agreement or any related agreement, or in the exhibits or schedules hereto or thereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.

          SECTION 6.  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

          Each of the Sellers hereby severally represents and warrants to the Buyer as follows:

          SECTION 6.1.   Title to Interests. Except as specifically set forth on
Schedule 6.1, such Seller has, and will have at the Closing, good and marketable title to all of the Interests owned by such Seller, free and clear of any Liens.

          SECTION 6.2. Authorization and Validity of Agreements. Such Seller has the authority to enter into this Agreement and, if applicable, the Employment Agreement and to carry out such Seller's obligations hereunder and thereunder. This Agreement has been duly executed by such Seller and constitutes such Seller's valid and binding obligation, enforceable against such Seller in accordance with its terms.

          SECTION 6.3. No Conflict or Violation. The execution, delivery and performance by such Seller of this Agreement and, if applicable, the Employment Agreement do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Seller is a party or by which such Seller is bound.

          SECTION 7.  REPRESENTATIONS AND WARRANTIES OF THE BUYER.

          The Buyer hereby represents and warrants to the Company and the Sellers as follows:

          SECTION 7.1. Corporate Organization. The Buyer and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own their respective properties and assets and to conduct their respective businesses as now conducted.

          SECTION 7.2. Qualification to Do Business. The Buyer and each of its Subsidiaries are duly qualified to do business as foreign corporations and are in good standing in every jurisdiction in which the character of the properties owned or leased by them or the nature of the business conducted by them makes such qualification necessary.

          SECTION 7.3. Authorization and Validity of Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement and any related agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each related agreement and the performance of the Buyer's obligations hereunder and thereunder have been duly authorized by all necessary corporate action of the Buyer, including by the Board of Directors of the Buyer (the "Board"), and no other corporate proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. Each of this Agreement and each related agreement has been duly executed by the Buyer and constitute the Buyer's valid and binding obligation, enforceable against the Buyer in accordance with its terms.

          SECTION 7.4. No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement and any related agreement does not and will not (a) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Buyer, (b) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, or (c) violate nor result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject, except in the case of clauses (b) and
(c), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the ability of the Buyer to consummate the transactions contemplated hereby or thereby.

          SECTION 7.5. Consents and Approvals. The execution, delivery and performance of this Agreement and any related agreement on behalf of the Buyer does not require the consent or approval of, or filing with, any Governmental Entity or other entity or person, except for (a) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") and (b) such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the ability of the Buyer to consummate the transactions contemplated hereby and thereby.

          SECTION 7.6. SEC Reports. The Buyer has filed all forms, reports and documents required to be filed with the SEC (collectively, the "SEC Reports"). The SEC Reports, including the financial statements and schedules thereto included therein, were prepared in accordance in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the published rules and regulations of the SEC promulgated thereunder as in effect at the time such SEC Reports were filed (and, in the case of a registration statement, at the time of effectiveness of such registration statement).

          SECTION 7.7. Financial Ability. The Buyer has, and will have at Closing, sufficient immediately available funds in cash or cash equivalents to pay (i) the Closing Date Purchase Price payable pursuant to this Agreement, (ii) the Long-Term Debt, and (iii) all fees and commissions payable to the Broker in connection with the transactions contemplated by this Agreement, and to effect the transactions contemplated hereby.

          SECTION 7.8. No Brokers. No broker, finder or similar intermediary (other than Kaulkin Ginsberg Company) has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from the Buyer in connection with this Agreement or the transactions contemplated hereby. The Buyer shall be responsible for the payment of all of the fees and commissions due to the Broker in accordance with the terms of the engagement of the Broker by the Buyer, and the Buyer shall indemnify and hold the Sellers harmless from any such payment alleged to be due by or through the Broker solely as a result of the action of the Buyer, its officers, agent or representatives.

          SECTION 7.9. Accuracy of Information. None of the representations, warranties or statements of the Buyer contained in this Agreement or any related agreement, or in the exhibits or schedules hereto and thereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.

          SECTION 8.  COVENANTS OF THE COMPANY AND THE SELLERS.

          The Company and the Sellers hereby jointly and severally covenant as follows:

          SECTION 8.1.   Conduct of Business Before the Closing Date.

          (a) Without the prior written consent of the Buyer, between the date hereof and the Closing Date, the Company shall not, and the Sellers shall not permit the Company to, except as otherwise expressly permitted pursuant to the terms hereof:

               (i) make any material change in the conduct of its businesses or enter into any transaction other than in the ordinary course of business consistent with past practices;

               (ii) make any change in any Organizational Document; issue any additional membership interests or other equity securities, or grant any option, warrant or right to acquire any membership interests or other equity securities, or issue any security convertible into or exchangeable for such securities; or alter in any way any of its outstanding securities or make any change in the outstanding Interests, whether by reason of a reclassification, recapitalization, combination, exchange or readjustment of membership interests or otherwise;

               (iii) make any sale, assignment, transfer, abandonment or other conveyance of its assets, properties or rights or any part thereof, except transactions pursuant to the existing Contracts specifically set forth in the schedules hereto;

               (iv) subject any of its assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law;

               (v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any membership interests of the Company, or declare, set aside or pay any dividends or other distribution in respect of such interests, other than distributions (A) provided for in the Operating Agreement, dated as of September 30, 1999, by and among the Company and the Sellers, as amended, and in accordance with the Company's debt agreements specifically set forth on Schedule 5.10, and (B) made to reduce Working Capital, except in the case of both clauses (A) and (B) above, where any such distributions could reasonably be expected to result in an Actual Working Capital Deficiency;

               (vi) acquire any assets or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice;

               (vii) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions;

               (viii) make or commit to make capital expenditures in excess of $25,000 in the aggregate disclosed to the Buyer on or prior to date hereof;

               (ix) except as specifically set forth on Schedule 8.1(a), pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates, other than the payment of salary, bonus and benefits to the Sellers and the officers and employees of the Company pursuant to existing arrangements, cash distributions with respect to the Interests or as contemplated by this Agreement;

               (x) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date hereof;

               (xi) take any other action that would cause any of the representations and warranties made by the Company and the Sellers in this Agreement not to remain true and correct in all respects;

               (xii) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

               (xiii) make, change or revoke any election or method of accounting with respect to Taxes affecting or relating to it;

               (xiv) enter into any closing or other agreement or settlement with respect to Taxes affecting or relating to it;

               (xv) settle, release or forgive any claim or litigation or waive any right thereto in excess of $10,000 individually and $50,000 in the aggregate;

               (xvi) make, enter into, modify, amend in any material respect or terminate any Contract (A) entailing payments in excess of $25,000, or
     (B) having a term in excess of 12 months;

               (xvii) make, enter into, modify, amend in any material respect or terminate any agreement or understanding with a Significant Customer where such action, modification or amendment would have a Material Adverse Effect on the Company; or

               (xviii) commit to do any of the foregoing.

          (b) From and after the date hereof and until the Closing Date, the Company shall, and the Sellers shall cause the Company, to:

               (i) continue to maintain its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;

               (ii) continue to conduct its business in the ordinary course consistent with past practice;

               (iii) keep its books of account, files and records in the ordinary course consistent with past practice; and

               (iv) preserve intact its operations, organization and reputation, keep available the services of its present officers and key employees and preserve the goodwill and material business relationships of its customers.

          (c) Notwithstanding anything in this Section 8.1 to the contrary, the Company shall, on or prior to the Closing Date:

               (i)   pay the client obligation specifically set forth on
     Schedule 8.1(c) (the "Client Obligation");

               (ii) take all actions reasonably necessary to effect the dissolution of Attention II;

               (iii) purchase directors' and officers' liability insurance, on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts, covering, for a period of not less than three (3) years following the Closing Date, the Sellers who are currently covered by the Company's directors' and officers' liability insurance policy for any action, suit, proceeding or investigation relating to events occurring prior to the Closing Date, including, without limitation, this Agreement and the transactions contemplated hereby; and

               (iv) take all actions reasonably necessary to amend the Membership Interests Issuance Agreements, or any portion thereof, by and between the Company and certain of the Sellers.

          All of the amounts set forth in clauses (i) through (iii) of this
Section 8.1(c) shall be reflected in Working Capital for purposes of Section 3.3, but, in the case of clause (i), only to the extent that the full amount of the Client Obligation has not actually been paid by the Company prior to Closing.

          SECTION 8.2. Consents and Approvals. The Company and the Sellers shall, at the cost and expense of the Company, (a) use their reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required by it and them in connection with the execution, delivery and performance by the Company and the Sellers of this Agreement, and (b) diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the

Buyer to any Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Company that counsel to the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval). Notwithstanding the foregoing, all costs and filing fees incurred in connection with the filing under the HSR Act more particularly described in
Section 7.5 shall be paid by the Buyer.

          SECTION 8.3. Access to Properties and Records. The Company shall, and the Sellers shall cause the Company to, afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 16) to all properties, books, Contracts, commitments and files and records (including, but not limited to, Tax Returns and correspondence with accountants) of the Company and, during such period, shall furnish promptly to the Buyer all other information concerning the Company and its properties and personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this
Section 8.3 shall qualify any representation or warranty of the Company or the Sellers or the conditions to the obligations of the Buyer. The Company shall, and the Sellers shall cause the Company to, afford to the Buyer full access to the Company's assets and operations throughout the period prior to the Closing Date (or earlier termination of this Agreement pursuant to Section 16 hereof). All such requests for access or information shall be directed to Detrick.

          SECTION 8.4. Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 16 hereof, the Company and the Sellers shall not, and shall cause the officers and directors of the Company and any Person acting on behalf of the Company or the Sellers not to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than the Buyer or its representatives) concerning any (a) merger, consolidation or similar transaction, (b) sale, lease or other substantial disposition of assets, (c) issuance, sale or other disposition of membership interests or other securities (or options, rights or warrants to purchase, or securities convertible into, such securities), in each case involving the Company, or (d) any other transaction inconsistent with the transactions contemplated hereby. The Company and the Sellers shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which any of them may receive or of which they may become aware.

          SECTION 8.5. Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, the Company and the Sellers shall use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

          SECTION 8.6. Notice of Breach. Through the Closing Date, the Company and the Sellers shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

          SECTION 8.7. Disclosure Schedules. Not less than three (3) Business Days prior to the Closing Date, the Company and the Sellers shall cause the Sellers' Representative to deliver to the Buyer updated disclosure schedules to this Agreement and to all other agreements and other documents delivered by the Company and the Sellers to the Buyer pursuant to this Agreement, which schedules shall reflect only those events occurring from the date hereof to the date thereof. The sole purpose of the updated disclosure schedules delivered pursuant to this Section 8.7 shall be the qualification as of the Closing Date of the representations and warranties of the Company and the Sellers contained in this Agreement.

          SECTION 9. ADDITIONAL COVENANTS OF THE SELLERS.

          Each of the Eligible Sellers severally but not jointly covenants as follows:

          SECTION 9.1. Restrictive Covenants. The Eligible Sellers acknowledge and agree that (1) the agreements and covenants contained in this Section 9 are
(x) reasonable and valid in geographical and temporal scope and in all other respects, and (y) essential to protect the value of the Company's business and assets, and (2) the Eligible Sellers have obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company or the Buyer and to the Company's or the Buyer's substantial detriment.

          (a) Covenant Not To Compete. Each Eligible Seller covenants and agrees that during the Restricted Period (as defined in subsection (e) below), such Eligible Seller shall not, directly or indirectly, individually or on behalf of any Person, company, enterprise or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, executive, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any person, business, enterprise or legal entity (other than the Company), which is engaged in any capacity in a business, anywhere within the United Stated of America, which is materially competitive with the Company.

          (b) Non-Solicitation of Customers and Employees. Each Eligible Seller covenants and agrees that during the Restricted Period, such Eligible Seller shall not, without the prior written consent of the Company and the Buyer, directly or indirectly, either individually or on behalf of or through any other person, business, enterprise or entity (other than the Company), (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, an agent of, or a service provider to, the Company to terminate such person's employment, agency or service, as the case may be, with the Company; or (ii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company.

          (c) Remedies for Breach of Section 9.1. Without intending to limit the remedies available to the Company or the Buyer, each Eligible Seller acknowledges that a breach of any of the covenants contained in subsections (a) and (b) of this Section 9.1 may result in irreparable injury to the Buyer, the Company or its Subsidiaries or Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company or the Buyer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach, restraining the Eligible Seller from engaging in activities prohibited by subsections (a) and (b) above or such other relief as may be required specifically to enforce such covenants. Notwithstanding any other provision to the contrary, the Restricted Period with respect to an Eligible Seller shall be tolled during any period of violation of any of the covenants in subsections (a) and (b) above and during any other period required for litigation during which the Company or the Buyer seeks to enforce these covenants against such Eligible Seller if it is ultimately determined that such Eligible Seller was in breach of such covenants.

          (d) Independence and Severability. Each of the rights enumerated in this Section 9.1 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company or the Buyer at law or in equity. If any of the covenants contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the Eligible Sellers agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law and in its reduced form said provision shall then be enforceable.

          (e) Restricted Period. For purposes of this Section 9.1, the term "Restricted Period" shall mean for each Eligible Seller, the period commencing on the Closing Date and ending on the later to occur of (A) the five (5) year anniversary of the Closing Date; and (B) the one (1) year anniversary of December 31 of the Additional Purchase Price Payment Period for which such Eligible Seller is entitled to receive his or her final Additional Purchase Price Payment in accordance with Section 2.2. For example, if such Eligible Seller is entitled to received his or her final Additional Purchase Price Payment for the Additional Purchase Price Payment Period ending December 31, 2005, then the applicable Restricted Period shall end on December 31, 2006; if such Eligible Seller is entitled to received his or her final Additional Purchase Price Payment for the Additional Purchase Price Payment Period ending December 31, 2006, then the applicable Restricted Period shall end on December 31, 2007. Notwithstanding the foregoing:

               (i) the Restricted Period for Sawyer and LaGrant shall mean the period commencing on the Closing Date and ending:

                    (A) in the case of Sawyer's or LaGrant's Voluntary Resignation (other than upon notice within 30 days following a Change of Control Event or for Good Reason) or the termination of Sawyer's or LaGrant's employment with the Company for Cause, on the later to occur of (A) the five (5) year anniversary of the Closing Date; and (B) the one (1) year anniversary of December 31 of the Additional Purchase Price Payment Period for which Sawyer or LaGrant, as applicable, is entitled to receive his or her final Additional Purchase Price Payment in accordance with Section 2.2; and

                    (B) in the case of Sawyer's or LaGrant's Voluntary Resignation or the termination of Sawyer's or LaGrant's employment with the Company, in each case for any reason other than as provided in paragraph (A) above, on the one (1) year anniversary of the date on which Sawyer or LaGrant, as applicable, is so terminated; and

               (ii) the Restricted Period shall terminate forthwith following receipt by the Buyer of written notice from the Sellers' Representative of the failure by the Buyer to make any Additional Purchase Price Payment due and payable in accordance with Section 2.2(d) and the Buyer's failure to make such payment within thirty (30) days after receipt of any such notice.

          (f) Punches. Notwithstanding anything in this Agreement to the contrary, Punches shall not be bound by or subject to this Section 9.1 in any matter whatsoever, and no action taken by Punches shall have any effect on any Eligible Seller for purposes hereof.

          SECTION 9.2. "Key Man" Life Insurance.

          (a) Upon the written request of the Buyer, Richards shall take such action as reasonably requested by the Buyer in connection with the Buyer's obtaining, at its cost, "key man" life insurance on Richards that designates the Buyer as the sole beneficiary thereof.

          (b) The Company shall take all actions reasonably necessary prior to the Closing Date to transfer to the Buyer, effective as of the Closing Date, ownership of the Company's "key man" life insurance policies on the Sellers, including, without limitation, Richards, and to designate the Buyer as the sole beneficiary thereof.

          SECTION 10. COVENANTS OF THE BUYER.

          SECTION 10.1. Actions Before Effective Date. The Buyer shall not take any action that shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement. The Buyer shall use reasonable best efforts to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement as soon as possible, but in no event later than the Closing Date.

          SECTION 10.2. Consents and Approvals. The Buyer shall use reasonable best efforts (which in no event shall require the Buyer or any Affiliate of the Buyer to divest any assets) to obtain all consents and approvals of third parties (including, without limitation, Governmental Entities) required to be obtained by it in connection with the execution, delivery and performance by the Buyer of this Agreement and to effect the transactions contemplated by this Agreement.

          SECTION 10.3. Concurrent Acquisitions. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 16 hereof, the Buyer shall notify the Company in writing reasonably in advance of entering into any agreement for the acquisition of or merger with any business in substantially the same line of business as the Company, subject to any restrictions against any such notification under the federal securities laws.

          SECTION 10.4. Access to Properties and Records. The Buyer shall afford to the Sellers and the Company, and to the accountants, counsel and representatives of the Sellers and the Company, full access during normal business hours throughout the period prior to the Closing Date (or earlier termination of this Agreement to Section 16) to all properties, books, contracts, commitments and files and records (including, but not limited to, Tax Returns and correspondence with accountants) of the Buyer and, during such period, shall furnish promptly to the Sellers and the Company all other information concerning the Buyer and its properties and personnel as the Sellers and the Company may reasonably request, provided that no investigation or receipt of information pursuant to this Section 10.4 shall qualify any representation or warranty of the Buyer or the conditions to the obligations of the Sellers and the Company. The Buyer shall afford to the Sellers and the Company full access to the Buyer's assets and operations throughout the period prior to the Closing Date (or earlier termination of this Agreement pursuant to Section 16).

          SECTION 10.5. Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, the Buyer shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

          SECTION 10.6. Notice of Breach. Through the Closing Date, the Buyer shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

          SECTION 10.7. Release of Guaranties. At Closing, the Buyer shall take all actions reasonably necessary to have each Seller's personal guaranties of the obligations of the Company specifically set forth on Schedule 10.7 released.

          SECTION 10.8. Directors' and Officers' Insurance. The Buyer shall have effective as of the Closing Date directors' and officers' liability insurance for Richards and any other Eligible Seller who may be an officer or director of the Company after the Closing on terms not less favorable than those of the Company in effect on the date hereof in terms of coverage and amounts.

          SECTION 10.9. Disclosure Schedules. Not less than three (3) Business Days prior to the Closing Date, the Buyer may deliver to the Sellers' Representative updated disclosure schedules to this Agreement and to all other agreements and other documents delivered by the Buyer to the Company and the Sellers pursuant to this Agreement, which schedules shall reflect only those events occurring from the date hereof to the date thereof. The sole purpose of the updated disclosure schedules delivered pursuant to this Section 10.9 shall be the qualification as of the Closing Date of the representations and warranties of the Buyer contained in this Agreement.

          SECTION 11. TAXES.

          SECTION 11.1. Tax Covenants.

          (a) For income Tax purposes, the Buyer, the Sellers and the Company agree to report the transactions contemplated herein in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (January 15, 1999).

          (b) The Sellers shall prepare and file, or cause to be prepared and filed, when due, all Tax Returns that are required to be filed by or with respect to the Company for all Pre-Closing Tax Periods and shall pay, or cause to be paid, any Taxes due in respect of such Tax Returns.

          (c) The Buyer shall prepare and file, or cause to be prepared and filed, when due, all Straddle Tax Returns and shall cause the Company to pay the Taxes shown to be due thereon; provided, however, that the Sellers shall promptly reimburse the Buyer for the portion of any such Tax that relates to the portion of the Straddle Period ending on the Closing Date to the extent such Tax was not reflected in the determination of Working Capital. The Sellers will furnish to the Buyer all information and records reasonably requested by the Buyer for use in preparation of any Straddle Tax Return. The Buyer shall allow the Sellers to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the forty-five (45) day period immediately preceding the filing of such Straddle Tax Return.

          SECTION 11.2. Purchase Price Allocation. The Buyer and the Sellers shall allocate the Purchase Price and any assumed liabilities of the Company in accordance with Schedule 11.2. The Buyer, the Sellers and the Company mutually agree that all Tax Returns filed by the parties shall be filed consistent with such allocation. The Buyer, the Sellers and the Company further agree to take no position, unless otherwise required by applicable law, with respect to any Taxes inconsistent with such allocation.

          SECTION 11.3. Cooperation. The Sellers and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Tax periods relating to Taxes.

          SECTION 11.4. Transfer Taxes. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly or indirectly from the transactions contemplated by this Agreement (the "Transfer Taxes"), shall be paid by the Sellers. The Buyer shall take all such actions as are reasonably necessary to minimize the Sellers' liability for Transfer Taxes. Notwithstanding Section 5.9, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Sellers.

          SECTION 12. MANAGEMENT AND MANAGEMENT INCENTIVE PLANS.

          SECTION 12.1. Management of the Company. Following the Closing, including during any Additional Purchase Price Payment Period, and subject to Richards' continuing employment with the Company, the business of the Company (and any business(es) subsequently acquired by or merged with the Buyer, the Company or any Affiliate thereof which business is in substantially the same line of business as the Company on the date hereof) shall be managed by or under the direction of Richards. Richards shall have the authority to manage such businesses as is comparable to the authority of those executive officers of the Subsidiaries of the Buyer who are employed in a capacity similar to Richards. Neither the Buyer nor Richards shall have any obligation during such periods to operate the Company with a view to maximizing the amount of the Additional Purchase Price Payments.

          SECTION 12.2. Reports. Within 90 calendar days after the end of each Additional Purchase Price Payment Period, the Buyer shall deliver to the Sellers' Representative a statement (the "EBIT Statement") setting forth the EBIT for such period and calculating (pursuant to Sections 2.2(b)) the Additional Purchase Price Payment, if any, to be paid with respect to such period. The Sellers shall be deemed to have accepted the determinations set forth in the EBIT Statement unless the Sellers' Representative delivers to the Buyer not later than sixty (60) calendar days after receipt of the EBIT Statement and any information and documents reasonably required in writing by the Sellers' Representative a written notice listing in reasonable detail those items to which the Sellers' Representative (on behalf of the Sellers) takes exception and its proposed adjustment. The Sellers' Representative shall be deemed to have agreed with all other items and amounts contained in the EBIT Statement to which no specific objection has been made. If the Sellers' Representative and the Buyer are unable, within sixty (60) calendar days after receipt by the Buyer of the notice by the Sellers' Representative of objections (such sixty (60) day period being conditioned upon all such information reasonably requested in writing by the Sellers' Representative being promptly provided to the Sellers' Representative by the Buyer), to resolve the disputed exceptions, such disputed exceptions will be referred to the Independent Accounting Firm. The Independent Accounting Firm, in reviewing such dispute, shall only consider those items or amounts in the EBIT Statement as to which the Sellers' Representative has, in the objection notice, disagreed and such other issues as may be reasonably affected by the items as to which the Sellers' Representative has disagreed in the objection notice. The Independent Accounting Firm shall, within sixty (60) days following its selection, deliver to the Sellers' Representative and the Buyer a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties thereto for the purposes of any adjustment to the Additional Purchase Price Payment. The Independent Accounting Firm shall determine what portion, if any, of the fees and disbursements of the Independent Accounting Firm acting under this Section shall be borne by the Buyer and what portion, if any, shall be borne by the Sellers.

          SECTION 12.3. Key Employee and Management Profit-Sharing Bonus Program. The Company shall take all actions necessary and appropriate to provide that after the date hereof, no units under the Company's key employee and management profit-sharing bonus program (the "Bonus Program") shall be distributed (including, without limitation, for the year ended December 31, 2002). Any amounts contributed to the Bonus Program prior to the Closing which have not been distributed on or prior to the Closing Date shall be paid to those persons eligible for such payments subject to and in accordance with the terms of the Bonus Program and at such times as are specified therein. The Company shall accrue the following amounts under the Bonus Program: (i) $2,222 for each month from January 1, 2001 through the Closing Date in connection with allocations for the year ended December 31, 2000; and (ii) $4,833 for each month from January 1, 2002 through the Closing Date in connection with allocations for the year ended December 31. 2001. All amounts under the Bonus Program accrued by the Company as of the Closing Date shall not be treated as current liabilities for purposes of the calculation of Working Capital or as Long-Term Debt. All amounts under the Bonus Program accrued by the Company following the Closing Date shall be charged to the Company's EBIT, including, without limitation, for purposes of Section 2.2.

          SECTION 12.4. Management Ownership Incentive Program.

          (a) The Company shall take all actions necessary and appropriate to provide that upon the Closing, the Company's management ownership incentive plan (the "Ownership Plan") shall terminate. The cash component of any obligations due and payable under the Ownership Plan on the Closing Date shall be paid by the Buyer or the Company immediately following the Closing.

          (b) Following the Closing, the Company shall be obligated to pay to those employees of the Company eligible under the Ownership Plan (the "Eligible Employees") an aggregate amount equal to 6.2% of the gross amount (for greater certainty, notwithstanding any reduction in the event there shall be one or more Forfeiting Eligible Sellers) of each of the Additional Purchase Price Payments, if any, for each of the Additional Purchase Price Payment Periods (the "Management Incentive Payments"). The Company shall pay such Management Incentive Payments concurrently with the Buyer's payment of the Additional Purchase Price Payments. Richards (or his successor) shall determine those Eligible Employees to whom Management Incentive Payments shall be made and the amount of each such payment thereto, in each case subject to the prior approval of the Board. In the event of any Eligible Employee's Voluntary Resignation (other than upon notice within 30 days following a Change of Control Event of for Good Reason or Hardship) or the termination of such Eligible Employee's employment with the Company for Cause by reason of material fraud to or embezzlement from the Buyer, the Company or any of their Affiliates determined in accordance with Section 18.13, he or she shall forfeit all of his or her rights to receive any future Management Incentive Payments, including the payment, if any, for the year in which his or her employment with the Company shall have ceased; in the event such Eligible Employee shall cease to be an employee of the Company for any other reason whatsoever, he or she shall continue to be entitled to Management Incentive Payments hereunder. No Management Incentive Payments shall reduce the Company's EBIT for purposes of
Section 2.2.

          SECTION 12.5. Annual Incentive Compensation. The Company's annual incentive compensation plan, the terms of which are set forth in the minutes of the meeting of the Company's Compensation Committee on February 8, 2002, shall remain in place following the Closing Date until December 31, 2002. All amounts payable by the Company under such plan are specifically set forth on Schedule
12.5. From and after January 1, 2003, Richards or any successor shall develop and implement annual incentive compensation plans for the employees of the Company; provided, however, that the implementation of any such plan shall be subject to the prior approval thereof by the board of the Company or any similar governing body.

          SECTION 12.6. Long-Term Incentive Compensation. Promptly following the Closing, the Buyer shall, subject to approval by the Board, allocate under its current option plan 80,000 options to purchase Shares ("Options") for the benefit of certain employees of the Company. The Buyer shall grant such Options in equal installments on a quarterly basis during the two year period immediately following the Closing Date (i.e., 10,000 Options per quarter). Richards or any successor shall determine on a quarterly basis those employees of the Company to whom Options shall be granted and the number of Options to be granted thereto, in each case subject to the prior approval of the Board.

          SECTION 13. INDEMNIFICATION.

          SECTION 13.1. Survival. Each of the representations and warranties set forth in this Agreement or in any related agreement shall survive the Closing; provided, however, that no claim, lawsuit, or other proceeding arising out, related to or based upon the breach of any representation or warranty contained in this Agreement or in any related agreement may be made by any Indemnitee unless notice of such claim, lawsuit or other proceeding, is given to the Indemnitor in accordance with Section 13.4 prior to the date which is eighteen
(18) months following the date of the Closing. Notwithstanding the foregoing, claims, lawsuits or other proceedings:

          (a) based upon fraud may be asserted by any Indemnitee at any time following the Closing Date;

          (b) relating to a breach of the representations and warranties contained in Section 5.9 may be asserted by any Buyer Indemnitee until the expiration of the applicable statute of limitations (including any extensions thereof) for either the assessment or collection of Taxes for the periods referred to therein;

          (c) relating to a breach of the representations and warranties contained in Sections 5.19 and 5.24 may be asserted by any Buyer Indemnitee until the expiration of the applicable statute of limitations (including any extensions thereof) with respect to the matters set forth therein; and

          (d) relating to a breach of the representations and warranties contained in Sections 5.5 and 6.1 may be asserted by any Buyer Indemnitee at any time following the Closing Date.

          SECTION 13.2. Indemnification by the Sellers.

          (a) Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, each Seller shall, jointly and severally, indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer, the Company, any Affiliate of the Company (other than the Sellers) and their respective directors, officers, agents and employees (the "Buyer Indemnitees"), harmless against any damage (including, without limitation, punitive damages but excluding consequential damages), liability, loss, cost, expense (including all reasonable attorneys' fees actually incurred), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Losses") suffered or incurred by any Buyer Indemnitee at any time and from time to time, arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, one or more of the following:

               (i) any untruth or inaccuracy in any representation or certification of the Company or any Seller or the breach of any warranty of the Company or any Seller, in each case, without regard to any of the materiality and knowledge qualifications set forth therein, contained (in each case, other than those contained in Section 6) in this Agreement, in any related agreement, in any schedule or in any certificate delivered to the Buyer in connection with the Closing (other than with respect to Section 6);

               (ii) to the extent not covered by Section 13.2(a)(i) hereof, any failure of the Company to duly perform or observe prior to the Closing Date any term, provision, covenant, agreement or condition contained in this Agreement or in any related agreement on the part of the Company to be performed or observed; and

               (iii) to the extent not covered by Section 13.2(a)(i) hereof, any failure of any Seller to duly perform or observe any joint (as among the Sellers) term, provision, covenant, agreement or condition contained in this Agreement or in any related agreement on the part of the Sellers to be performed or observed.

          (b) Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, each of the Sellers shall, severally and not jointly, indemnify and fully defend, save and hold the Buyer Indemnitees harmless against any Losses suffered by any Buyer Indemnitee at any time or from time to time, arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, one or more of the following:

               (i) any untruth or inaccuracy in any representation or certification of such Seller or the breach of any warranty of such Seller, without regard to any of the materiality and knowledge qualifications set forth therein, contained in Section 6 of this Agreement (or any schedule to such Section 6) or in any certificate delivered to the Buyer in connection with the Closing with respect to Section 6; and

               (ii) any failure of such Seller to duly perform or observe any term, provision, covenant, agreement or condition contained (other than those subject to Section 13.2(a)(iii)) in this Agreement on the part of such Seller to be performed or observed.

          (c)  Notwithstanding anything in this Section 13.2 to the contrary:

               (i) except as specifically set forth on Schedule 13.2(c), the Sellers shall not have any liability under Section 13.2(a) or Section 13.2(b) unless the aggregate of all Losses relating thereto for which the Sellers would, but for this Section 13.2(c)(i) be liable exceeds on a cumulative basis an amount equal to $300,000 (subject to Section

     13.2(c)(ii)), but upon reaching such amount, the Sellers shall be liable for any Losses in excess of such amount;

               (ii) the maximum amount for which the Sellers shall be liable with respect to matters covered by Sections 13.2(a) and 13.2(b), whether jointly or severally, individually or in the aggregate, (whether such liability would be pursuant to such sections or under any other theory of liability) shall not exceed the aggregate amount of all Additional Purchase Price Payments paid to the Sellers pursuant to Section 2.2 (b) or (c) and for each Seller its Seller's Percentage thereof; provided, however, that any claims based upon fraud shall not be subject to the limitations set forth in clause (i) or (ii) of this Section 13.2(c); and

               (iii) Losses suffered or incurred by any Buyer Indemnitee at any time and from time to time, arising out of or resulting from any untruth or inaccuracy in any representation or certification of the Company or any Seller qualified by knowledge, or the breach of any warranty of the Company or any Seller qualified by knowledge, in each case contained in Section
     5.22 or Section 5.25 (and only in such sections) shall be split equally with the Buyer if and only if the arbitrator(s), in an arbitration proceeding in accordance with Section 18.13, determines that the Sellers have demonstrated that the untruth or inaccuracy in any such representation or certification, or the breach of any such warranty, contained in Section
     5.22 or Section 5.25, as the case may be (and only in such sections), is primarily due to the acquisition by the Buyer of the Company as contemplated in this Agreement.

          In respect of clause (iii) of this Section 13.2(d), the Company and each of the Sellers confirms that, as of the date of this Agreement, the Company and each such Seller have no knowledge, nor, as of the Closing Date, will the Company or each such Seller have any knowledge of any untruth or inaccuracy in any representation or certification of the Company or any Seller, or the breach of any warranty of the Company or any Seller contained in Section 5.22 and
Section 5.25.

          (d) The Buyer shall collect and enforce any amounts payable to the Buyer Indemnitees pursuant to this Section 13 by:

               (i) recovering from the Sellers an amount not exceeding the aggregate amount of the Additional Purchase Price Payments paid by the Buyer to the Sellers in accordance with Section 2.2;

               (ii) withholding such amounts from any amounts otherwise payable by the Buyer to the Sellers, if any, including, without limitation, pursuant to Section 2.2 and Section 3; and

               (iii) any combination of clauses (i) and (ii) above.

          The Buyer shall deposit with a third party mutually agreeable to the Buyer and the Sellers' Representative any and all amounts withheld pursuant to clause (ii) of this Section 13.2(d) to be held in escrow pending final resolution of the indemnification claim of which any such amount is subject in accordance with Section 18.13.

          Each of the Sellers hereby agrees to waive the time limit for the execution of judgments set forth in ss. 5072 of the Delaware Code Annotated and any other time-based defense, including, without limitation, the expiration of any applicable statute of limitation and laches, in respect of the collection and enforcement of any judgment, final binding ruling by the arbitrator(s) pursuant to Section 18.13 or settlement agreement for any amounts payable to the Buyer Indemnitees pursuant to Section 13. The immediately preceding sentence shall in no way affect the time periods set forth in Section 13.1 for the bringing of any claim, lawsuit or other proceeding thereunder or otherwise under this Section 13.

          (e) Notwithstanding anything to the contrary contained herein and in any related agreement, it is expressly understood and agreed that, the Buyer may pursue and enforce any claim for Losses under Section 13.2(a) against all Sellers collectively and/or against any Seller individually.

          (f) If the Company experiences any Losses subject to this Section 13 and the Sellers shall have reimbursed the Buyer and/or the Company for such Losses in accordance with the terms of this Section 13, no charge for such Losses shall be made to the Company's EBIT for the Additional Purchase Price Payment Period during which the Losses occurred or for any Additional Purchase Price Payment thereafter, but only to the extent that such Losses have actually been paid.

          SECTION 13.3. Indemnification by the Buyer. Notwithstanding the Closing, the Buyer shall indemnify and agree to fully defend, save and hold the Sellers harmless if the Sellers shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of any one or more of the following:

          (a) any untruth or inaccuracy in any representation or certification of the Buyer or the breach of any warranty of the Buyer contained in this Agreement, in any related agreement or in any certificate delivered to the Company and the Sellers in connection with the Closing; or

          (b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement or in any related agreement on the part of the Buyer to be performed or observed.

          The maximum amount for which the Buyer shall be liable with respect to matters covered by Sections 13.3(a) and 13.3(b) (whether such liability would be pursuant to such sections or under any other theory of liability) shall not exceed the amount equal to the aggregate of all Additional Purchase Price Payments paid or owing to the Sellers pursuant to Section 2.2(b) or (c); provided, however, that any failure by the Buyer to pay the Additional Purchase Price Payments or Minimum Additional Purchase Price Payments, as the case may be, in accordance with Section 2.2 shall not be subject to the limitation set forth herein.

          The Buyer hereby agrees to waive the time limit for the execution of judgments set forth in ss. 5072 of the Delaware Code Annotated and any other time-based defense, including, without limitation, the expiration of any applicable statute of limitation and laches, in respect of the collection and enforcement of any judgment, final binding ruling by the arbitrator(s) pursuant to Section 18.13 or settlement agreement for any amounts payable to the Sellers pursuant to Section 13. The immediately preceding sentence shall in no way affect the time periods set forth in Section 13.1 for the bringing of any claim, lawsuit or other proceeding thereunder or otherwise under this Section 13.

          SECTION 13.4. Procedures for Indemnification. If a party entitled to indemnification under this Section 13 (an "Indemnitee") asserts that a party obligated to indemnify it under this Section 13 (an "Indemnitor") has become obligated to such Indemnitee pursuant to Section 13.2 or 13.3, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitor may become obligated to an Indemnitee hereunder, such Indemnitee shall give written notice to the Indemnitor. The Indemnitor agrees to defend, contest or otherwise protect the Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense and shall have the right to defend against, negotiate, settle, or otherwise deal with any such suit, action, investigation, claim or proceeding; provided, however, that the Indemnitor shall not settle for any type of equitable relief under any law, regulation or ordinance without the prior written consent of the Indemnitee. The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee's choice and shall in any event cooperate with and assist the Indemnitor to the extent reasonably possible. If the Indemnitor fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

          SECTION 13.5. Exclusive Remedy. Notwithstanding any provision of this Agreement or in any related agreement to the contrary (other than Section 9.1(c)), absent fraud on the part of any party, indemnification claims brought in accordance with and subject to this Section 13 shall be the exclusive remedy of any Indemnitee after the Closing with respect to, arising out of or resulting from the subject matter of this Agreement.

          SECTION 14. CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY AND THE SELLERS.

          The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company and the Sellers in their sole discretion:

          SECTION 14.1. Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Buyer that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date as though made by the Buyer on and as of the Closing Date, and the Company and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by any authorized Vice President of the Buyer.

          SECTION 14.2. Performance of the Obligations of the Buyer. The Buyer shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Company and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of the Buyer.

          SECTION 14.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entities, and of any other Person, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

          SECTION 14.4. HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

          SECTION 14.5. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to the Seller.

          SECTION 14.6. No Material Adverse Change. During the period from January 1, 2002 to the Closing Date, there shall not have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely to have a Material Adverse Effect on the Buyer and its Subsidiaries, taken as a whole.

          SECTION 14.7. Employment Agreements. The Company shall have executed and delivered to each of the Eligible Sellers (other than Richards) an Amended and Restated Employment Agreement substantially in the form attached as Exhibit B hereto.

          SECTION 14.8. Opinion of Counsel. The Company and the Sellers shall have received an opinion, dated as of the Closing Date, from, Willkie Farr & Gallagher, counsel to the Buyer, covering the matters set forth on Exhibit C attached hereto, subject to customary qualifications, limitations and qualifications for opinions given in transactions of the kind contemplated hereby.

          SECTION 14.9. Other Closing Documents. The Company and the Sellers shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Buyer or in furtherance of the transactions contemplated by this Agreement as the Company and the Sellers or their counsel may reasonably request.

          SECTION 14.10. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Buyer under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Buyer in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel to the Company and the Sellers.

          SECTION 15. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

          The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

          SECTION 15.1. Representations and Warranties of the Company and the Sellers. All representations and warranties made by the Company and the Sellers in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Company and the Sellers that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date as though made by the Company and the Sellers on and as of the Closing Date. The Buyer shall have received a certificate to that effect dated the Closing Date and signed by the Company and Richards on behalf of the Sellers.

          SECTION 15.2. Performance of the Obligations of the Company and the Sellers. The Company and the Sellers shall have performed all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by the Company and Richards on behalf of the Sellers.

          SECTION 15.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity and of any other Person, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

          SECTION 15.4. Interests. The Sellers' Representative shall have delivered to the Buyer not less than one hundred percent (100%) of the Interests deposited by the Sellers pursuant to Section 2.3(a), which Interests shall represent all of the issued and outstanding membership interests of the Company.

          SECTION 15.5. HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

          SECTION 15.6. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which has a Material Adverse Effect on the Company, shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity or by any other Person which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in either such case has a reasonable likelihood of success in the opinion of counsel to the Buyer.

          SECTION 15.7. No Material Adverse Change. During the period from January 1, 2002 to the Closing Date, there shall not have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          SECTION 15.8. Opinion of Counsel. The Buyer shall have received an opinion, dated as of the Closing Date, from Bodker, Ramsey & Andrews, a Professional Corporation, counsel to the Company and the Sellers, covering the matters set forth on Exhibit D attached hereto, subject to customary qualifications, limitations and qualifications for opinions given in transactions of the kind contemplated hereby.

          SECTION 15.9. Releases of Sellers and Officers; Resignations. There shall have been delivered to the Buyer releases, substantially in the form attached as Exhibit E hereto, by the Sellers and the officers of the Company and its Subsidiaries of all claims against the Company and its Subsidiaries, except for compensation and expenses payable to such Sellers and officers up to the Closing Date for the then current pay period. Each of those officers and employees of the Company and its Subsidiaries specifically listed on Schedule
15.9 shall have delivered to the Buyer a letter of resignation, substantially in the form attached as Exhibit F hereto, from their respective positions with the Company and its Subsidiaries.

          SECTION 15.10. Other Closing Documents. The Buyer shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Company and the Sellers or in furtherance of the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

          SECTION 15.11. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Company and the Sellers under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Company or the Sellers in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel to the Buyer.

          SECTION 15.12. Dissolution of Attention II. The Buyer shall have received written evidence from the Secretary of State of the State of Georgia of the dissolution of Attention II.

          SECTION 15.13. Consulting Agreement. Punches shall have executed and delivered to the Company a consulting agreement on terms mutually agreeable to Punches and the Buyer.

          SECTION 15.14. Clearance Certificates. The Buyer shall have received from the Sellers any clearance certificates or similar documents that may be required by any Tax Authority in order to relieve a Seller of his or her obligation to pay any Transfer Tax.

          SECTION 15.15. Employment Agreements. Each of the Eligible Sellers (other than Richards) shall have executed and delivered to the Company such Seller's Amended and Restated Employment Agreement substantially in the form attached as Exhibit B hereto.

          SECTION 16. TERMINATION.

          SECTION 16.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

          (a)  By mutual consent of the Sellers and the Buyer;

          (b) By the Buyer if the Company or any of the Sellers has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within ten (10) Business Days after written notice to the Company and the Sellers (provided, that the Buyer is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 15.1 or Section 15.2 hereof, as the case may be, will not be satisfied;

          (c) By the Sellers if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within ten (10) Business Days after written notice to the Buyer (provided, that neither the Company nor any of the Sellers are then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 14.1 or Section 14.2 hereof, as the case may be, will not be satisfied;

          (d) By the Sellers or the Buyer if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal; or

          (e) By the Sellers or the Buyers if the Closing shall not have been consummated by September 6, 2002, provided that the right to terminate this Agreement under this Section 16.1(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been both willful and the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          SECTION 16.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 16.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, the Sellers or the Buyer, or their respective officers, directors, stockholders, partners, option holders or other Persons under their control, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement which shall be subject to
Section 16.3, and provided that the provisions of Sections 16 and 18, hereof shall remain in full force and effect and survive any termination of this Agreement.

          SECTION 16.3.  Willful Breach.

          (a) In the event of a willful breach by the Buyer of any of its obligations under this Agreement prior to the Closing Date, the Buyer shall pay to the Company and the Sellers, as liquidated damages and not as a penalty, the reasonable documented expenses of the Company and the Sellers, respectively, incurred in connection with the transactions contemplated by this Agreement; provided, however, that in no event shall such expenses (for both the Company and the Sellers) exceed $250,000 in the aggregate. Any amounts payable by the Buyer to the Sellers under this Section 16.3(a) shall be paid to each Seller pro rata on the basis of his or her Seller Percentage.

          (b) In the event of a willful breach by the Company or the Sellers of any of their respective obligations under this Agreement prior to the Closing Date, the Company shall pay to the Buyer, as liquidated damages and not as a penalty, the reasonable documented expenses of the Buyer, respectively, incurred in connection with the transactions contemplated by this Agreement; provided, however, that in no event shall such expenses exceed $250,000 in the aggregate.

          SECTION 17. SELLERS' REPRESENTATIVE.

          SECTION 17.1. Appointment; Acceptance. By executing this Agreement, each Seller hereby irrevocably constitutes and appoints Richards and his successors, acting as hereinafter provided, as its attorney-in-fact and agent in its name, place and stead in connection with the transactions and agreements contemplated by this Agreement and any related agreement (the "Sellers' Representative"), and acknowledges that such appointment is coupled with an interest and is intended to be durable and to survive the disability or mental incapacity of each Seller. By executing and delivering this Agreement under the heading "Sellers' Representative," the person who is appointed as Sellers' Representative hereby (a) accepts his appointment and authorization to act as Sellers' Representative as attorney-in-fact and agent on behalf of the Sellers in accordance with the terms of this Agreement and (b) agrees to perform its obligations under this Agreement and any related agreement.

          SECTION 17.2. Authority. Each Seller fully and completely, without restriction:

          (a) Authorizes the Sellers' Representative: (i) to prepare, finalize, approve and authorize all exhibits, schedules and other attachments to this Agreement and all other agreements and other documents (including, without limitation, documents delivered pursuant to Section 2, 3 or 12) delivered by the Sellers pursuant to this Agreement (the "Seller Delivered Agreements") and such approval and authorization may be conclusively evidenced by the Sellers' Representative and (ii) to execute and deliver, and to accept delivery, on his behalf of such amendments as may be deemed by the Sellers' Representative in its sole discretion to be appropriate under the Seller Delivered Agreements; provided, however, that nothing in this Section 17 shall be deemed to authorize the Sellers' Representative to communicate any inaccurate or misleading information to the Buyer on behalf of any Seller.

          (b) Agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Sellers' Representative under the Seller Delivered Agreements.

          (c) Authorizes the Sellers' Representative: (i) to dispute or to refrain from disputing and thereby accept any claim made by the Buyer under the Seller Delivered Agreements; (ii) to negotiate and settle any dispute which may arise under, and exercise or refrain from exercising remedies available under the Seller Delivered Agreements, to sign any releases or other documents with respect to such dispute or remedy; (iii) to waive any condition contained in the Seller Delivered Agreements; (iv) to give any and all consents under the Seller Delivered Agreements (including, without limitation, in connection with the Additional Purchase Price Payment); and (v) to give such instructions and do such other things and refrain from doing such things as the Sellers' Representative shall deem appropriate to carry out the provisions of the Seller Delivered Agreements.

          SECTION 17.3. Actions. Each Seller hereby expressly acknowledges and agrees that (a) the Sellers' Representative is exclusively authorized to act on its behalf, notwithstanding any dispute or disagreement among the Sellers, and
(b) the Buyer and any other person or entity shall be entitled to rely on any and all actions taken by the Sellers' Representative under this Agreement and the other Seller Delivered Agreements without any liability to, or obligation to inquire of, any of the Sellers. All notices, counternotices or other instruments or designations delivered by any Seller or the Sellers' Representative shall not be effective unless, but shall be effective if, signed by the Sellers' Representative, and if not, such document shall have no force and effect whatsoever hereunder and the Buyer and any other person or entity may proceed without regard to any such document. The Buyer and any other person or entity are hereby expressly authorized to rely on the genuineness of the signature of the Sellers' Representative, and upon receipt of any writing which reasonably appears to have been signed by the Sellers' Representative, the Buyer and any other person or entity may act upon the same without any further duty of inquiry as to the genuineness of the writing.

          SECTION 17.4. Effectiveness. The authorization of the Sellers' Representative shall be irrevocable and effective until its rights and obligations under this Agreement terminate by virtue of the termination of any and all of the obligations of the Sellers to the Buyer under the Seller Delivered Agreements.

          SECTION 17.5. Indemnification; Fees and Expenses. The Sellers hereby jointly and severally agree (a) to indemnify and hold the Sellers' Representative harmless from any and all liability, loss, cost, damage or expense, including attorneys fees (reasonably incurred or suffered as a result of the performance of its duties under this Agreement), and (b) that the Sellers' Representative shall not have any liability to the Sellers for any act or omission hereunder, except for gross negligence or willful misconduct.

     SECTION 17.6. Successor. Upon ninety (90) day prior written notice to the Company, the Sellers' Representative shall have the right to resign at his sole discretion for any reason at any time and in such event, the Sellers' Representative shall continue to have all rights to indemnification, fees and expenses as provided in Section 17.5 above. If the Sellers' Representative resigns or ceases to function in its capacity as such for any reason whatsoever, such Sellers' Representative shall immediately give notice to the other parties to this Agreement. In such event, Detrick shall be appointed as the successor Sellers' Representative; provided, however, that if for any reason Detrick shall not be appointed as the successor within ninety (90) days after the Sellers' Representative resigns or otherwise ceases to function, then the Buyer shall have the right, upon notice to each Seller and opportunity to be heard, to petition a court of competent jurisdiction for the appointment of one or more successors to be selected from among those Sellers employed by the Company or any of its Affiliates as of the date of such petition so long as any such Seller is still so employed.

     SECTION 17.7. Survival of Authorizations. EACH SELLER INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THE FOREGOING SECTIONS OF THIS SECTION 17 TO REMAIN IN FORCE AND NOT BE AFFECTED IF SUCH SELLER SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED, INCOMPETENT OR INCAPACITATED, DOES HEREBY AUTHORIZE SUCH RECORDINGS AND FILINGS HEREOF AS THE SELLERS' REPRESENTATIVE MAY DEEM APPROPRIATE, AND DOES HEREBY DIRECT THAT NO FILING OF ACCOUNTS OR INVENTORIES OR POSTING OF A SURETY BOND SHALL BE REQUIRED.

     SECTION 18.   MISCELLANEOUS.

     SECTION 18.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights hereunder to an Affiliate; and provided, further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     SECTION 18.2. Governing Law, Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the conflict or choice of law rules thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement or the transactions contemplated hereby, and consent to the jurisdiction of, any state or federal court sitting in the State of Delaware, and such parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now have or hereafter obtain to the laying of venue in any such court in connection therewith.

     SECTION 18.3. Expenses. Except as otherwise provided for in this Agreement, all of the fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs.

     SECTION 18.4. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

     SECTION 18.5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth (5) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

  If to the Company:                    Attention, LLC
                                        5300 Oakbrook Parkway
                                        Suite 385
                                        Norcross, Georgia 30093

                                        Attention: James F. Richards
                                        Facsimile: (678) 924-1955

  with a copy to:                       Bodker, Ramsey & Andrews, a Professional
                                        Corporation
                                        1800 Peachtree Street, N.W.
                                        Suite 615
                                        Atlanta, Georgia 30309

                                        Attention: Brian D. Bodker, Esq.
                                        Facsimile: (404) 352-1285

  If to a Seller or the Sellers'
  Representative, to the Sellers' Representative at:

                                        Attention, LLC
                                        5300 Oakbrook Parkway
                                        Suite 385
                                        Norcross, Georgia 30093

                                        Attention: James F. Richards
                                        Facsimile: (678) 924-1955

  with a copy to:                       Bodker, Ramsey & Andrews, a Professional
                                        Corporation
                                        1800 Peachtree Street, N.W.
                                        Suite 615
                                        Atlanta, Georgia 30309

                                        Attention: Brian D. Bodker, Esq.
                                        Facsimile: (404) 352-1285

  If to the Buyer:                      West Corporation
                                        11808 Miracle Hills Drive
                                        Omaha, NE  68154

                                        Attention: General Counsel
                                        Facsimile: (402) 963-1211

  with a copy to:                       Willkie Farr & Gallagher
                                        787 Seventh Avenue
                                        New York, New York 10019

                                        Attention: John S. D'Alimonte, Esq.
                                        Facsimile: (212) 728-8111

     Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

     SECTION 18.6. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     SECTION 18.7. Public Announcements. The parties agree that after the signing of this Agreement, the Company, the Sellers and the Buyer shall not make any press release or public announcement concerning this transaction without the prior written approval of the other parties hereto unless a press release or public amendment is required by law, rule or regulation.

     SECTION 18.8. Entire Agreement. This Agreement and the Mutual Confidentiality Agreement, dated as of October 30, 2001, by and between the Company and the Buyer contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All exhibits and schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

     SECTION 18.9. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the

Company, the Sellers or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company, the Sellers or the Buyer.

     SECTION 18.10. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     SECTION 18.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     SECTION 18.12. Knowledge. As used in this Agreement, the term "knowledge" shall, as to any Person, refer to all facts of which such Person shall have notice or actual knowledge. The Sellers and the Company confirm that (a) there are in effect procedures that are reasonably designed to inform the Sellers and the Company fully as to the matters that are the subject of their respective representations and warranties and that the Sellers and the Company have observed such procedures, and (b) the Sellers and the Company have made due and diligent inquiry as to the matters that are the subject of their respective representations and warranties.

     SECTION 18.13. Arbitration. Any controversy or claim arising out of or relating to (i) the determination of Hardship, (ii) the determination of material fraud or embezzlement for purposes of Section 2.2(c)(i), or (iii) any indemnification claim for purposes of Section 13.2(d), shall be settled by arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Federal Rules of Evidence shall apply to all arbitration proceedings hereunder and shall control and prevail over any Rules of the American Arbitration Association. Arbitration proceedings shall be conducted at such location as the parties to such proceedings shall mutually agree or as the arbitrator(s) shall determine in his, her or their sole discretion. The prevailing party, as determined by the arbitrator, shall be entitled to its reasonable attorney fees, arbitration costs, and other related collection costs and expenses incurred in enforcing its rights under Sections 2.2(c)(i) or 13.2(d), as the case may be. The decision of the arbitrator(s) shall be final and binding on the parties and may, if necessary, be reduced to a judgment in any court of competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                        Company


                                        ATTENTION, LLC


                                        By: /s/ James F. Richards
                                            -----------------------
                                            Name: James F. Richards
                                            Title: General Manager


                                        Sellers



                                        /s/ James F. Richards
                                        ---------------------------
                                        James F. Richards


                                        /s/ Mark Detrick
                                        ---------------------------
                                        Mark Detrick


                                        /s/ Cindy Armstrong
                                        ---------------------------
                                        Cindy Armstrong


                                        /s/ Don Reimer
                                        ---------------------------
                                        Don Reimer


                                        /s/ Dennis Punches
                                        ---------------------------
                                        Dennis Punches


                                        /s/ Doug Sawyer
                                        ---------------------------
                                        Doug Sawyer


                                        /s/ John LaGrant
                                        ---------------------------
                                        John LaGrant

                                        Sellers' Representative


                                        By: /s/ James F. Richards
                                           -------------------------------------
                                            James F. Richards


                                        Buyer


                                        WEST CORPORATION


                                        By:/s/ Robert E. Johnson
                                           -------------------------------------
                                           Name: Robert E. Johnson
                                           Title Executive Vice President
                                                 Strategic Business Development

                                    EXHIBIT A

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
                    OF LIMITED LIABILITY COMPANY INTEREST IN
                                  ATTENTION LLC

     ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") made as of the ____ day of July, 2002, by and between [SELLER] (the "Assignor"), and WEST CORPORATION, a Delaware corporation (the "Assignee").

     WHEREAS, Assignor, Assignee, Attention, LLC, a Georgia limited liability company (the "Company"), other holders of interests in the Company and the Sellers' Representative (as defined in the Purchase Agreement), have entered into a Purchase Agreement, dated July __, 2002 (the "Purchase Agreement") relating to the sale and purchase of all outstanding interests in the Company;

     WHEREAS, the Assignor owns the limited liability company interest in the Company set forth opposite his or her name on Exhibit A hereto (such interest in the Company, the "Interest", which term shall include all rights, privileges, interests and assets that the Assignor shall have under or pursuant to the Operating Agreement (as hereinafter defined) or otherwise with respect to the Company), which Company exists under the laws of the State of Georgia and is governed by that certain Limited Liability Company Agreement dated as of September 30, 1999, as amended (the "Operating Agreement"); and

     WHEREAS, in accordance with the obligations set forth in Sections 2.1(b) and 2.3 of the Purchase Agreement, the Assignor desires to transfer the Interest to the Assignee and the Assignee desires to acquire the Interest.

     NOW THEREFORE, in consideration of good and valuable consideration set forth in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

     1. Assignment. As of the date hereof (the "Effective Date"), and upon execution of this Agreement by the parties hereto, the Assignor hereby transfers and assigns absolutely to the Assignee all of the Assignor's right, title and interest in and to the Interest, free and clear of all preemptive rights, liens, claims and encumbrances other than pursuant to the Operating Agreement.

     2. Assumption. The Assignee hereby accepts the transfer of the Interest as of the Effective Date, and the Assignee takes the Interest subject to, and hereby assumes, the Assignor's duties and obligations under the Operating Agreement with respect to such Interest accruing from and after the date hereof. Notwithstanding any provision in the Operating Agreement to the contrary, contemporaneously with the assignment described in Paragraph 1 above, Assignee shall be admitted to the Company as a substitute member of the Company. The admission shall occur, and for all purposes shall be deemed to have occurred, immediately prior to the Assignee's withdrawal as a member of the Company and resignation as a managing member of the Company.

     3. Withdrawal. Notwithstanding any provision in the Operating Agreement to the contrary, immediately following the admission of the Assignee as a substitute member of the Company, the Assignor shall and does hereby withdraw from the Company as a member and resign from the Company as a managing member, and shall thereupon cease to be a member of the Company, and shall thereupon cease to have or exercise any right or power as a member or managing member of the Company. From and after the Effective Date, the Assignor shall have no further interest in the Interest, including, without limitation, the profits, gains and income allocable to the Interest, and shall not be liable for any of the expenses, obligations or liabilities allocable to the Interest or relating to the Company accruing from and after the date hereof, other than as provided in the Purchase Agreement to the contrary. Assignor shall remain liable for all expenses, liabilities and obligations allocable to the Interest or relating to the Company accruing prior to the date hereof, except as otherwise agreed between the Assignor and the Company in the Purchase Agreement, or otherwise.

     4. Continuation of the Company. The parties hereto agree that the assignment of the Interest, the admission of the Assignee as a substitute member of the Company and the withdrawal of the Assignor as a member of the Company and the resignation of the Assignor as a managing member of the Company shall not dissolve the Company and that the business of the Company shall continue.

     5. Books and Records. The Assignee of the Company shall take all actions necessary under the Georgia Limited Liability Company Act (GA. CODE ANN. SS. 14-11-502, et seq.) and the Operating Agreement, including causing the amendment of the Operating Agreement, to evidence the Assignor's withdrawal from the Company as a member and resignation from the Company as a managing member and the admission of the Assignee to the Company as a member.

     6. Notices. All notices and other communications provided to any party hereto under this Agreement shall be in writing or by facsimile or by electronic mail address and addressed, delivered or transmitted to such party at its address or facsimile number or electronic mail address set forth on the signature page hereto or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile or electronic mail address, shall be deemed given when transmitted (telephonic confirmation in the case of facsimile).

     7. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, or partially invalid, illegal or unenforceable, the provision shall be enforced to the extent, if any, that it may legally be enforced and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     8. Further Assurances. Each of the parties hereto agrees to cooperate at all times from and after the Effective Date with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions and amendments of the Operating Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement.


     9. Amendment, Waiver. Neither this Agreement nor any term hereof may be amended, modified, changed, waived, discharged or terminated, except by an agreement in writing signed by the parties hereto.

     10. Governing Law; Jurisdiction. This Agreement is drawn under the laws of the State of Delaware, and it shall be governed by and construed in accordance with said laws without regard to conflict of law principles. The parties agree that any legal dispute regarding this Agreement or any other agreement contemplated hereby shall take place in a state or federal court of appropriate jurisdiction within the State of Delaware.

     11. Entire Agreement. The Purchase Agreement and this Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter thereof and hereof and supersede all prior agreements and understandings between such parties relating to such subject matter except as specifically set forth therein and herein.

     12. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     13. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

                      [Signatures continued on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                                 ASSIGNOR:


                                                 [SELLER]


                                                 By:____________________________


                                                    Address:


                                                    Telecopy No.:


                                                 ASSIGNEE:


                                                 WEST CORPORATION


                                                 By:____________________________
                                                    Name:
                                                    Title:

                                    EXHIBIT A

                       Limited Liability Company Interest

Assignor:                             Percentage Interest in Attention, LLC

SELLER                                %

                                    EXHIBIT B

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

       This Agreement is entered into as of this _____day of _________________, 2002, by and between ______________________, an individual resident of the state of _______________ (the "Employee"), and Attention, LLC a Georgia limited liability company (the "Company").

       WHEREAS, Employee and the Company entered into an Employment Agreement dated _____________, and effective August 1, 2002 (the "Restatement Date"), such Agreement shall be amended and restated as provided herein.

       WHEREAS, the Company is engaged in the business of marketing and providing accounts receivable management and collection services to creditors (the "Business"). The "Business" includes, without limitation, conducting the affairs and activities of the corporate office functions (currently located at 5300 Oakbrook Parkway, Suite 385, Norcross, Georgia 30093) in conjunction with the Business.

       WHEREAS, the Employee has significant experience in managing and operating marketing and sales operations, and managing and operating call center facilities in the Business, and the Company desires to retain the exclusive services of the Employee, both in the Business and in ancillary business lines into which the Company enters, and the Employee desires to render such services to the Company commencing on the Effective Date (as defined below), on the terms and conditions set forth in this Agreement.

       WHEREAS, the success of the Company in the Business depends to a great extent on there being complete confidentiality and strict secrecy kept with respect to certain confidential information, trade secrets and inventions of the Company and its business and it is imperative that the confidentiality of such information be maintained.

       WHEREAS, in the course of Employee's employment, Employee shall (a) gain knowledge of the business, affairs, finances, management, marketing programs, techniques, systems and methods, customers and methods of operation of the Company and Buyer, (b) be trained by the Company at Company expense in the operation and management of the Business and the marketing and sale of the Company's services and (c) be furnished by Company with access to lists of the Company's and Buyer's customers and their needs, and will or has become personally known to and acquainted with the Company's customers thereby establishing a personal relationship with such customers for the benefit of the Company.

       WHEREAS, the Company and Buyer would suffer irreparable harm if the Employee were to use such knowledge, training, information, or relationships in competition with the Company or Buyer.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth in this Agreement, the parties hereby agree, effective as of the Restatement Date, as follows:

1.     Services.

       1.1. Employment. The Company hereby employs the Employee, commencing on the Effective Date, as _________________________. Employee shall report directly to, and shall perform such assignments as may be given him by, the ____________________________. Employee's duties and responsibilities in such position ("Duties") shall be set forth in Exhibit "A" attached hereto and made a part hereof. As and when the duties of Employee materially change, Company and Employee agree to amend Exhibit "A" to reflect such changes in duties and such other tasks the President may assign to Employee from time to time. By executing this Agreement, the Employee agrees to serve in such position and to devote full time, attention, loyalty and best efforts to the performance of the Employee's duties hereunder.

       1.2. Term of Employment/Exclusivity. The employment of Employee shall commence on the Effective Date and shall continue until December 31, 2004 (the "Initial Term of Employment"). Thereafter, employment of Employee shall automatically renew and extend for successive terms of twelve (12) months each (a "Renewal Term"), unless either party shall give written notice to the other party of the non-renewal of this Agreement at least sixty (60) days prior to the expiration of the then current term. Notwithstanding the foregoing, the employment of Employee shall be subject to termination at any time prior to the expiration of the Initial Term of Employment or any Renewal Term as provided in paragraphs 3 and 4 hereof. The Employee shall render his services under this Agreement on a full time (except for vacation in accordance with Company policy), exclusive basis to the Company.

       1.3. Confidentiality. The Employee acknowledges that his employment under this Agreement shall provide the Employee access to the Company's (which for purposes of this paragraph 1.3 shall mean the Company, its subsidiaries and affiliated companies) Trade Secrets (as defined in Exhibit B to this Agreement) or Confidential Information (as defined in Exhibit B to this Agreement). The Employee further acknowledges that the services agreed to under this Agreement are of a special and unique character and that the Company competes in the Business with others for which the Employee's services and expertise would be valuable. In recognition thereof, the Employee agrees and covenants as follows:

              1.3.1 During Employee's employment and at all times thereafter, Employee shall (a) not use or disclose to others, without the prior written consent of the Company, any Trade Secrets or Confidential Information except any use or disclosure thereof in the normal performance of Employee's duties, and
(b) take reasonable precautions to safeguard and maintain the confidentiality and secrecy of all Trade Secrets and Confidential Information and limit the disclosure of all Trade Secrets and Confidential Information to those who have a need to know.

              1.3.2 Upon termination of Employee's employ with the Company for any reason, Employee shall not take any document, data, manuals, databases, contact lists or program of the Company or its customers containing or pertaining to Trade Secrets or Confidential Information of the Company or of its customers. All tangible expressions, in any media, of such data, documents, manuals, databases, contact lists and programs and all copies thereof shall be surrendered by Employee to the President of the Company on or prior to the termination of Employee's employment as well as any computers, software programs and other property of the Company provided to Employee. Employee will obtain a receipt of such delivery to evidence Employee's compliance with this provision.

              1.3.3 The parties agree that the limitations herein on the disclosure and use of Trade Secrets and Confidential Information shall apply during Employee's employment hereunder and for a period of two (2) years from termination of such employment, except that Confidential Information of any customer of the Company shall be kept confidential for such longer period, if any, as the Company and the customer have agreed or as otherwise permitted by law, subject to the earlier termination of such limitations as provided in paragraph 3 of Exhibit B. The limitations herein on the disclosure and use of Trade Secrets shall continue for so long as such information remains a Trade Secret.

       1.4.   (Deleted intentionally).

       1.5.   (Deleted intentionally).

       1.6. Proprietary Property. All intellectual property, including without limitation any design, name, mark, process, invention, and all patentable or copyrightable materials, including without limitation specifications, marketing or other promotional brochures or other materials whether or not reduced to practice or to a writing which is either (a) created, devised or discovered by Employee in the course of Employee's services to the Company, or (b) created, devised or discovered within six (6) months after termination of Employee's employment with the Company and is based in whole or in part upon Confidential Information or Trade Secrets and (collectively, the "Work Product"), are specifically intended to be works made for hire and shall be the sole and exclusive property of Company. The Work Product shall be deemed made for hire whether created within or without the Company's facilities, alone or with others, and whether during or outside normal business hours. Employee shall promptly disclose and describe all such Work Product and shall cooperate with the Company in the protection of the Work Product and the Company's proprietary rights therein and, to the extent deemed desirable by the Company, the application for and registration of such trademarks, trade names, patents and copyrights. Employee shall execute all paper and documents delivered to Employee for execution and perform all other acts necessary or appropriate in the discretion of the Company to evidence or further document the Company's ownership of the Work Product and the above-mentioned proprietary rights therein, at no additional expense to Company. Employee shall further assist the Company in obtaining, registering, maintaining and defending for the Company's benefit (which defense shall be at the Company's expense) all copyrights, trade secret rights, patents, and other proprietary rights in the Work Product in any and all countries as the Company may determine in its sole discretion.

     1.7. Reasonableness, Severability; Injunctive Relief, Etc. The Company and Employee agree that the prohibitions contained in Sections 1.3 and 1.6 above, or in any of their subparagraphs, are essential to this Agreement; that each of the covenants of Employee and restrictions is reasonable and necessary to protect and preserve the legitimate interests and properties of Company and its Business; that irreparable loss and damage will be suffered by Company should Employee breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreement or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by Employee of any of such covenants or agreements. In the event that the Company should seek an injunction hereunder, the Employee waives any requirement that the Company post a bond or any other security.

     Company and Employee intend that in the event that a court, in construing the enforceability of any provision of this Agreement, determines that the covenant is unenforceably broad or ambiguous, such court shall have full power and authority to disregard or strike through any portion of the provision that renders the provision unenforceably broad or ambiguous or to modify or to reform the provision to the extent necessary to render it enforceable.

2.   Compensation.

     2.1. Base Compensation. In full consideration for the services to be rendered by the Employee under this Agreement commencing on , the Company agrees to pay the Employee an annual salary of _________________________
($_______________)

("Base Compensation"). Commencing on the Restatement Date, Employee's annual Base Compensation shall be $_____________.

       Such salary shall be payable on a basis in accordance with the Company's payroll procedures, unless otherwise agreed by the Company and the Employee in writing. All amounts paid to Employee by Company shall be subject to deductions for taxes, social security and other withholdings as may be required by law (as determined by Company).

       2.2. Bonus Compensation. In addition to Employee's Base Compensation, the Company may pay to Employee such bonuses or other increases as the Company may determine, from time to time, in its sole discretion ("Bonus Compensation"). Such bonuses, if any, may be based on the profitability of the Company, specified business segments or otherwise. Nothing herein shall be construed to obligate the Company to pay any bonuses or increases to Employee. [add guaranteed bonus, if applicable]

       2.3. Employee Benefits. The Company shall, while the Employee is employed with the Company, provide the Employee with the same or equivalent level of benefits generally provided by the Company to other employees of the Company.

       2.4. Reimbursement. Subject to the Company's approval consistent with Company policy as in effect from time to time, the Company shall pay or reimburse the Employee for all reasonable and necessary expenses actually incurred or paid by the Employee while employed with the Company in connection with the performance of his services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.

[Special Provisions for John LaGrant:

       2.5. Automobile Payments. The Company shall provide to Employee a leased automobile for use in connection with Employee's services to the Company, the monthly lease payments for which automobile shall not exceed $600 or such other amount reasonably determined by the Company. The Company shall also pay to Employee $500 per month as reimbursement to Employee for automobile expenses, including without limitation, insurance, gasoline and repairs or service to the automobile.

       2.6. Bonus Compensation. In addition to Employee's Base Compensation, the Company may pay to Employee such bonuses or other increases as the Company may determine, from time to time, in its sole discretion, with a guaranteed annual bonus of not less than Sixty Thousand Dollars ($60,000) ("Guaranteed Bonus") and a potential maximum annual bonus of not more than One Hundred Twenty Thousand Dollars ($120,000) ("Bonus Compensation"). Such bonuses shall be payable quarterly and shall be subject to deductions for taxes, social security and other withholdings as may be required by law. Such bonuses, if any, may be based on the profitability of the Company, specified business segments or otherwise. Other than Company's obligation to pay the Guaranteed Bonus during the term of this Agreement, nothing herein shall be construed to obligate the Company to pay any bonuses or increases to Employee.]

3.   Termination of Employment.

     3.1.  Termination by the Company.

           3.1.1 Termination for Cause. Solely for the purposes of this Agreement, the Company may terminate Employee's employment with the Company "For Cause" by written notice to the Employee, with the consequences set forth in paragraph 3.3.1 below. "For Cause" shall, solely for purposes of this Agreement, exist at any time after the happening of one or more of the following events:
(1) failure or refusal to comply in any material respect with the reasonable policies, standards or regulation of the Company; (2) failure or refusal in any material respect to perform Employee's duties as established herein, or a failure or refusal to follow in any material respect the directives of the General Manager of the Company, provided, however, that if such failure to perform arises out of the disability of Employee (as such disability is defined in Section 4.1 herein), Cause shall not exist; (3) unethical or fraudulent conduct or conduct that materially discredits the Company or is materially detrimental to the reputation, character, business or standing of the Company; (4 ) a deliberate attempt to do an injury to the Company; (5) Employee's material breach of a term of his Employment Agreement or the Operating Agreement to which Employee is a party; (6) an unlawful or criminal act which would reflect badly on the Company in the Company's reasonable judgment; (7) the use of alcohol such that it adversely affects performance; (8) the unlawful use of controlled substances; or (9) a material violation of any statutory, contractual or common law duty of loyalty to the Company.

           3.1.2 Other Termination. Upon thirty (30) days written notice to Employee, the Company shall have the right in its sole discretion to terminate Employee's employment with the Company for any reason whatsoever, or for no reason, with the consequences set forth in paragraph 3.3.2 below.

     3.2. Termination by the Employee. Upon thirty (30) days written notice to the Company the Employee shall have the right in his sole discretion to terminate his employment with the Company for any reason whatsoever, or for no reason, with the consequences set forth in paragraph 3.3.1 below.

       3.3.  Severance Benefits.

             3.3.1 Termination by the Company For Cause or by Employee. If the Company terminates Employee's employment with the Company pursuant to paragraph 3.1.1, or if Employee terminates Employee's employment with the Company pursuant to paragraph 3.2 or by providing notice to the Company of non-renewal of a term of employment hereof pursuant to paragraph 1.2, the Employee shall have no right to any further compensation, except for any accrued but unpaid portion of Base Compensation due the Employee for services rendered prior to the date of such termination, and such health benefits as the Company is required by law to provide for a period of thirty (30) days following termination. All such amounts paid under this paragraph 3.3.1 shall be subject to deductions for taxes, social security and other withholdings as may be required by law (as determined by Company).

             3.3.2 Other Termination. If the Employee's employment with the Company is terminated by the Company pursuant to paragraph 3.1.2 hereof, the Employee terminates his employment with the Company for Good Reason (as defined below) or if the Company provides notice to Employee of non-renewal of a term of employment pursuant to paragraph 1.2 hereof, then Employee shall be entitled to receive severance compensation equal to the greater of (a) Employee's monthly Base Compensation for a period of six (6) months following termination of employment or (b) Employee's monthly Base Compensation for the number of full months following termination of employment until the expiration of the remaining term of Employment, regardless of whether such term is the Initial Term of Employment or a Renewal Term. Such severance compensation shall be payable on a monthly basis in accordance with the Company's payroll procedures. All such amounts paid under this paragraph 3.3.2 shall be subject to deductions for taxes, social security and other withholding as may be required by law (as determined by Company).

             3.3.3 Good Reason. For purposes of this Agreement, "Good Reason" shall be deemed to exist if (A) without Employee's consent: (i) the Company materially diminishes Employee's title, duties, responsibilities or compensation and benefits; or (ii) Employee's principal office location is relocated more than fifty (50) miles from its current location, (B) the Company materially breaches this Agreement, or (C) the Company or West Corporation ("West") materially breach any of their respective obligations under Purchase Agreement, dated as of July 23, 2002, by and among the Company, the holders of the outstanding membership interests of the Company and West, among others; provided, however, that a termination shall not be treated as a termination for Good Reason unless Employee shall have delivered written notice to the Company within thirty (30) days of having actual knowledge of the occurrence of one of such events stating that Employee intends to terminate his or her employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured by the Company or West within thirty (30) days of the receipt of such notice.

4.     Death and Disability.

       4.1. Disability. Should the Employee be unable to adequately perform services under this Agreement due to physical or mental disability, incapacity or illness for any consecutive one hundred eighty (180) day period during the Initial Term of Employment or any Renewal Term, the Company may, at any time after such on hundred eighty (180) day period, at the Company's written election, immediately terminate Employee's employment with the Company, effective on notice thereof by the Company to Employee. The Company's determination of such inability of Employee to perform adequately shall be conclusive. In the event Employee's physical or mental disability or incapacity is covered under the federal Family Medical Leave Act, the one hundred eighty
(180) day period established herein shall be extended to the minimum period required by such act. If the Company terminates Employee's employment with the Company pursuant to this paragraph 4.1, the Employee shall be entitled to receive, (a) accrued but unpaid Base Compensation, (b) accrued but unpaid Bonus compensation, if any, the form and amount of which had already been determined by the Company's General Manager for the calendar year in which Employee's employment with the Company was terminated pursuant to this paragraph 4.1, and
(c) Base Compensation for a period of six (6) months following such termination (the "Disability Severance Payment"). In the event of any termination pursuant to the foregoing provisions of this paragraph 4.1, the Company shall be released and discharged from all further obligations under this Agreement except for the Disability Severance Payment and any accrued but unpaid portion of Base Compensation and Bonus compensation (if any) due the Employee for services rendered prior to the date of such termination.

       4.2. Death. Should the Employee die at any time during the Initial Term of Employment or any Renewal Term, this Agreement shall terminate, and the Company shall be released and discharged from all further obligations under this Agreement, except for any accrued but unpaid portion of Base Compensation and incentive compensation (if any) due the Employee for services rendered prior to the date of such termination.

5.     (Deleted intentionally).

6.     Relationship Between the Parties.

       (a) The Employee is being employed as an employee by the Company to provide his full time and exclusive services to the Company. If Employee is an owner or member of the Company, Employee's relationship to the Company during the period of this Agreement in which Employee is an owner or member shall be that of an employee for all purposes, but for federal and state income tax purposes. In such event, for purposes of federal and state income and self-employment tax purposes during such period, Employee is considered to be a service provider to an entity treated as a partnership. Accordingly, all compensation, bonuses, benefits and otherwise during such period shall constitute "guaranteed payments" as such term is defined in the Internal Revenue Code and shall be subject to federal, state and local income taxes and self-employment taxes. Employee hereby indemnifies and holds the Company harmless from and against any losses, liabilities, claims, suits, fines, penalties, interest charges, expenses or costs (including, without limitation, attorneys' fees) incurred by Company and arising out of compensation paid to Employee during such period.

       (b) Employee acknowledges that his authority to bind the Company to contracts or to otherwise commit the Company to binding agreements is limited. Unless and until Employee is authorized by the Company in writing, Employee shall not attempt to nor purport to bind the Company to any contract, sales contract or agreement, or purport to execute any agreement on behalf of the Company.

7.     General.

       7.1. Assignment. This Agreement shall inure to the benefit of the Company and the Company's successors and assigns, grantees and affiliated companies. Subject to the terms, covenants and conditions of this Agreement, the Employee agrees that the Company may assign this Agreement, grant its rights and delegate its duties, in whole or in part.

       7.2. Severability. If any clause or any portion of this Agreement is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other clause or portion of this Agreement, all of which shall remain in full force and effect.

       7.3. Notice. Any notice required or desired to be given under this Agreement shall be given in writing, and shall be addressed to the Company at its principal executive office, or to the Employee at his address set forth below his signature, or such other address as the Company or the Employee may designate to the other in writing after the Effective Date of this Agreement, and shall be deemed given (a) by personal delivery when personally served, (b) one (1) business day after transmitted by facsimile, or (c) five (5) days after mailing by registered or certified mail, postage prepaid, return-receipt requested.

       7.4. Attorney's Fees. If any action in law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

       7.5. Headings. The description headings used in this Agreement have been inserted for convenience only and do not constitute a part of this Agreement.

     7.6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

     7.7. Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the Employee's employment by the Company and shall supercede any prior or contemporaneous agreements, memorandums, term sheets, or understandings between the parties with respect to the subject matter hereof.

     7.8. Dispute Resolution. In the event of a dispute arising under this Agreement not resolved by the parties within thirty (30) days, such dispute shall be resolved in Atlanta, Georgia pursuant to the rules of the American Arbitration Association using one arbitrator; provided, however, that this paragraph 6.8 shall not apply to a dispute arising from Employee's alleged breach of the covenants contained in paragraphs 1.3 or 1.6, and therefore shall not prevent the Company from enforcing its right to equitable relief provided in paragraph 1.7 above. By initialing this paragraph 6.8, Company and Employee agree to be bound by its terms.

                                                      Initial: Company _________


                                                               Employee ________

     7.9. Waiver. None of the terms or provisions of this Agreement shall be modified or waived, and this Agreement may not be amended, except by a written instrument signed by both parties hereto. No waiver of any one provision shall be considered a waiver of any other provision, and a fact that an obligation is waived for a period of time shall not be considered to be a continuing waiver.

     7.10. Survival. The covenants and agreements of the parties hereto set forth in Sections 1, 3 and 4 shall survive termination of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first above written.

                                           EMPLOYEE

                                           _______________________________(SEAL)

                                           Name:

                                           Address:
                                           _____________________________________
                                           _____________________________________
                                           Facsimile:_______________________
                                           COMPANY

                                           ATTENTION, LLC

                                           By: _________________________________
                                           Title:

                                           _____________________________________

                                           Address:

                                           5300 Oakbrook Parkway
                                           Suite 385
                                           Norcross, Georgia 30093
                                           (Facsimile) (678)924-1955

                                   EXHIBIT "A"

                                     Duties

                                   EXHIBIT "B"

                  "Confidential Information and Trade Secrets"

  1. "Trade Secrets" shall mean information of the Company or of its customers and suppliers, without regard to form, including but not limited to, technical and nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, product plans, and a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets shall include only information constituting a Trade Secret within the meaning of Section 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including all amendments hereafter adopted ("Act").

  2. "Confidential Information" shall mean all information and data of the Company and its customers or suppliers which is protectable as a legal form of nonpublic, competitively sensitive information or data of or about the Company. Confidential Information shall not include any information or data, which constitute a Trade Secret within the meaning of the Act.

  3. Trade Secrets and Confidential Information shall not include such information (i) which becomes publicly known through no wrongful act of Employee; (ii) is lawfully received by Employee from a third party without a similar restriction regarding confidentiality and without a breach of this Agreement or (iii) which is independently developed by Employee before commencement of or after termination of his employment with the Company. Failure to mark any Trade Secrets or Confidential Information as confidential or a trade secret shall not affect their status as Trade Secrets or Confidential Information under this Agreement.

                                    EXHIBIT C

                     FORM OF OPINION OF COUNSEL TO THE BUYER

Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement to which this Exhibit C is attached.

  1. The Buyer is a corporation duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted.

  2. The Buyer has all requisite corporate power and authority to enter into this Agreement and any related agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each related agreement and the performance of the Buyer's obligations hereunder and thereunder have been duly authorized by all necessary corporate action of the Buyer, including by the Board, and no other corporate proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance.

  3. Each of this Agreement and each related agreement has been duly executed by the Buyer and constitute the Buyer's valid and binding obligation, enforceable against the Buyer in accordance with its terms.

                                    EXHIBIT D

                          FORM OF OPINION OF COUNSEL TO
                           THE COMPANY AND THE SELLERS

Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement to which this Exhibit D is attached. All schedule references herein are to the disclosure schedules to the Agreement and to all other agreements and other documents delivered by the Company and the Sellers to the Buyer pursuant to the Agreement.

  1. The Company is duly organized and validly existing as a limited liability company under the laws of the State of Georgia. Attention III is duly organized and validly existing as a limited liability company under the laws of the State of Georgia. The Company and Attention III have all requisite power and authority to own their respective properties and assets and to conduct their respective businesses as now conducted.

  2. The Company and Attention III are duly qualified to do business as foreign entities and are in good standing or validly existing, as the case may be, in every jurisdiction in which the character of the properties owned or leased by them or the nature of the businesses conducted by them makes such qualification necessary.

  3. The Company has the authority to enter into the Agreement and any related agreement and to carry out its obligations thereunder. The Agreement and each related agreement have been duly executed by the Company and constitutes its valid and binding obligation, enforceable against it in accordance with their terms. The execution, delivery and performance by the Company of the Agreement and any related agreement does not and will not (a) violate or conflict with any provision of any Organizational Document of the Company or Attention III, (b) except as set forth on Schedule 5.3, violate any provision of law, or to our knowledge, any order, judgment or decree of any court or other governmental or regulatory authority, (c) except as set forth in
        Schedule 5.3, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or Attention III is a party or by which either of them is bound or to which any of their respective properties or assets is subject and which is known to us, (d) result in the creation or imposition of any Lien (other than possibly as a result of Transfer Taxes to be paid by the Sellers) upon any of the assets, properties or rights of the Company or Attention III, or (e) to our knowledge, and except as set forth on Schedule 5.15, result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits, except in the case of clauses (b), (c), (d) and
        (e) above, for violations, conflicts, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and Attention III, taken as a whole.

  4. The Company has no Subsidiaries except Attention III, LLC ("Attention III"), and to our knowledge, the Company does not, directly or indirectly, own or hold any rights to acquire, any capital stock or any other securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents. All of the outstanding membership interests of Attention III are owned of record and beneficially by the Company, and to our knowledge and except as set forth on Schedule 5.6, are free and clear of any Liens. The outstanding membership interests of Attention III are the sole outstanding membership interests of Attention III. Attention III does not have outstanding any securities convertible into or exchangeable for any membership interests, any rights to subscribe for or to purchase or any options for the purchase of, or any written or, to our knowledge, oral agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any membership interests, or any securities convertible into or exchangeable for any membership interests; and Attention III is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any membership interests.

  5. The Interests are the sole outstanding membership interests of the Company; the Company does not have outstanding any securities convertible into or exchangeable for any membership interests, any rights to subscribe for or to purchase or any options for the purchase of, or any written, or to our knowledge, oral agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any membership interests, or any securities convertible into or exchangeable for any membership interests; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any membership interests. The Interests are not represented by certificates or any equivalent evidence of the ownership by the Sellers thereof; evidence of such ownership is maintained in the books and records of the Company in accordance with the Georgia Limited Liability Company Act. Schedule 5.5 sets forth the names of the beneficial and record owners of the Interests and the number of Interests and the percentage of the total Interests held by each such owner. The Interests are validly issued.

  6. To our knowledge and except as set forth on Schedule 5.16, the operation of the businesses of the Company and Attention III has been conducted in accordance with all applicable laws (including, without limitation, the Fair Debt Collection Practices Act, the Fair Credit Reporting Act and state laws covering comparable subject matter), regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over such entity and its assets, properties and operations. To our knowledge and except as set forth on
        Schedule 5.16, neither the Company nor Attention III has received any notice of any violation of any such law, regulation, order or other legal requirement, and to our knowledge and except as set forth on
        Schedule 5.16, the Company and Attention III are not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of their respective assets, properties or operations.

  7. To our knowledge and except as set forth on Schedule 5.17, there are no Actions pending or threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against the Company, Attention III or any of their officers, directors, shareholders, employees, agents or Affiliates involving, affecting or relating to the Company or Attention III, the assets, properties or rights of the Company and Attention III, or the transactions contemplated by this Agreement. To our knowledge and except as set forth on Schedule 5.17, there is no Action pending, or to the knowledge of the Company and the Sellers, threatened, relating to the termination of, or limitation of, the rights of the Company or Attention III under any registrations or qualifications with various self-regulatory bodies, states or other jurisdictions. To our knowledge and except as set forth on Schedule 5.17, neither the Company nor Attention III nor any of their respective assets, properties or rights is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, nor is the Company or Attention III party to any written agreement, consent agreement or memorandum of understanding with, or party to any commitment letter or similar undertaking to, any Governmental Entity that, individually or in the aggregate, affects or is reasonably likely to materially affect the business, assets, properties or rights of the Company and Attention III or that would or is reasonably likely to prevent the consummation of the transactions contemplated by the Purchase Agreement.

  8. Each of the Sellers has good and marketable title to all of the Interests owned by such Seller, free and clear of any Liens.

  9. Each of the Sellers has the authority to enter into this Agreement and, if applicable, the Employment Agreement and to carry out such Seller's obligations thereunder. The Agreement has been duly executed by each of the Sellers and constitutes such each such Seller's valid and binding obligation, enforceable against such Seller in accordance with its terms.

  10. The execution, delivery and performance by each of the Sellers of the Agreement and, if applicable, the Employment Agreement do not and will not violate any provision of law, or to our knowledge and except as set forth on Schedule 5.3, any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any Seller is a party or by which any Seller is bound and which is known to us, except as set forth on Schedule 5.4.

                                    EXHIBIT E

                            FORM OF RELEASE OF CLAIMS

  1. _______________________, on behalf of himself/herself and his/her family, heirs, executors, administrators, legal representatives, beneficiaries and assigns (collectively referred to herein as the "Seller"), pursuant to Section 15.9 of that certain Purchase Agreement, dated as of July ______, 2002 (the "Purchase Agreement"), by and among Attention, LLC, the holders of the outstanding membership interests of Attention, LLC and West Corporation, among others, and in exchange for consideration, the adequacy of which is acknowledged by the Seller and the Company (as defined below), does hereby unconditionally release and forever discharge Attention, LLC and any of its direct or indirect subsidiaries and affiliated companies, and their directors, officers, employees, members, agents and their successors and assigns (collectively referred to herein as the "Company") from any and all actions or inactions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including, but not limited to any alleged tort, breach of express or implied contract, defamation, or violation of any federal, state or local law or regulation, arising at any time on or before the Closing Date (as defined in the Purchase Agreement), or any such causes of action, suits, controversies, claims or demands arising after the Closing Date with respect to actions or inactions that occurred prior to the Closing Date. This Release of Claims (this "Release") shall not apply to any claim (i) for unpaid compensation for periods occurring prior to the Closing Date; (ii) for reasonable business expenses that have not been reimbursed for periods occurring prior to the Closing Date; or (iii) for benefits which may be due the Seller under the Company's employee benefit plans. The Seller represents that he/she has not, prior to the date of this Release, individually or with any person, filed, or commenced the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Company (any "Proceeding"), with respect to any of the matters released by the Seller pursuant to this Release. The Seller covenants and agrees that he/she will never, individually or with any person, file or commence the filing of any Proceeding with respect to any of the matters released by the Seller pursuant to this Release.

  2. The Seller expressly acknowledges that the acts done and evidenced hereby, and the release granted hereunder, are done and granted to compromise any doubtful and disputed claims and to avoid litigation, and are not an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.

  3. If any provision or paragraph of this Release is ever determined not enforceable, the remaining provisions and paragraphs shall remain in full force and effect.

  4. The Seller acknowledges that this Release will be governed by and construed and enforced in accordance with the internal laws of the State of Georgia.

  5. THE SELLER ACKNOWLEDGES THAT HE/SHE HAS READ THIS RELEASE, THAT HE/SHE HAS BEEN ADVISED THAT HE/SHE SHOULD CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE, AND THAT HE/SHE UNDERSTANDS ALL OF ITS TERMS AND EXECUTES IT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF.

                                                          ______________________
                                                          Name:
                                                          Date:

                                    EXHIBIT F

                          FORM OF LETTER OF RESIGNATION

[Date]

Attention, LLC
James F. Richards, General Manager
5300 Oakbrook Parkway
Suite 385
Norcross, Georgia 30093

Dear Sirs:

By this letter, I hereby tender my resignation as ___________________ of Attention, LLC (the "Company"), which resignation shall be effective as of the Closing Date (as such term is defined in that certain Purchase Agreement, dated as of July __, 2002, by and among the Company, the holders of the outstanding membership interests of the Company and West Corporation, among others).

Sincerely,

_______________
Name